Exhibit 10.9

CREDIT AGREEMENT

Dated as of November 18, 2004

among

DOLLARAMA GROUP L.P.

and

ARIS IMPORT INC.

as Borrowers

DOLLARAMA HOLDINGS L.P.

as Holdings

THE LENDERS and L/C ISSUERS PARTY HERETO

ROYAL BANK OF CANADA

as Administrative Agent

CITIBANK CANADA

as Syndication Agent

THE BANK OF NOVA SCOTIA

and

JPMORGAN CHASE BANK

as Co-Documentation Agents

CITIGROUP GLOBAL MARKETS INC.

as Joint Lead Arranger and Joint Book-Running Manager

RBC CAPITAL MARKETS

as Joint Lead Arranger and Joint Book-Running Manager

for the Term A Facility and Revolving Credit Facility

and

J.P. MORGAN SECURITIES INC.

as Joint Lead Arranger and Joint Book-Running Manager

for the Term B Facility

i

v

SIGNATURES	S-1

SCHEDULES

I	Guarantors
1.01A	Mortgaged Leased Real Properties
1.01B	Transition Reserve Amount
1.01C	EBITDA Add-backs
2.01	Commitments
4.01	Local Counsel
5.03	Certain Consents
5.06	Litigation
5.08(b)	Leased Real Property
5.09	Environmental Matters
5.10	Taxes
5.11	Subsidiaries and Other Equity Investments
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1A	Term A Note
C-1B	Term B Note
C-2	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F-1	Holdings Guaranty
F-2	Subsidiary Guaranty
F-3	Dollarama Guaranty
G	Security Agreement
H	Pledge Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of November 18, 2004, among DOLLARAMA GROUP L.P., a limited partnership organized under the laws of Quebec, Canada (“Dollarama”), ARIS IMPORT INC., a corporation organized under the Canada Business Corporations Act (“Aris”, and together with Dollarama, the “Borrowers” and each, a “Borrower”), DOLLARAMA HOLDINGS L.P., a limited partnership organized under the laws of Quebec, Canada (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), ROYAL BANK OF CANADA (“RBC”), as Administrative Agent, CITIBANK CANADA, as Syndication Agent, THE BANK OF NOVA SCOTIA and JPMORGAN CHASE BANK, as Co-Documentation Agents, CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Joint Book-Running Manager, RBC Capital Markets, as Joint Lead Arranger and Joint Book-Running Manager for the Term A Facility and Revolving Credit Facility and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Book-Running Manager for the Term B Loan Facility.

PRELIMINARY STATEMENTS

Pursuant to the Purchase Agreement (as this and other capitalized terms used in these Preliminary Statements are defined in Section 1.01 below), Dollarama Capital Corporation (formerly known as 4258401 Canada Inc.), a corporation organized under the Canada Business Corporations Act (“Canadian Holdco”), agreed to purchase, directly or indirectly, from the Sellers the assets, rights and properties of the Sellers (the “Business Assets”) which are used directly in the undertaking, business and operations of S. Rossy Inc. and Dollar A.M.A. Inc. related to the ownership and operation of retail stores in Canada selling a variety of merchandise (the “Business”).

Holdings is a wholly owned Subsidiary of Canadian Holdco, and Dollarama is a wholly owned Subsidiary of Holdings. After the consummation of the Transactions, Dollarama shall hold the Business Assets indirectly through its wholly owned Subsidiaries.

The Borrowers have requested that the Lenders and the L/C Issuer make available for the purpose of acquiring the Business Assets, paying related costs and expenses and working capital requirements, certain term loans and a revolving credit and letter of credit facility.

The applicable Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

Definitions and Accounting Terms

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Fee” means the fee payable at the time of the acceptance of Bankers’ Acceptances established by multiplying the face amount of such Bankers’ Acceptances by the Applicable Margin and by multiplying the product so obtained by a fraction having a numerator equal to the number of days in the term of such Bankers’ Acceptances and a denominator of 365.

“Acquisition” means the acquisition by Subco from the Sellers of the Business Assets (and including the purchase of the Heritage Inventory (as defined in the Purchase Agreement pursuant to the Heritage Option Agreement) pursuant to the terms of the Purchase Agreement (under which Canadian Holdco shall have assigned its right to purchase the Business Assets to Subco).

“Additional Lender” has the meaning set forth in Section 2.14.

“Administrative Agent” means Royal Bank of Canada in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify Dollarama and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Administrative Agent, the Syndication Agent and the Supplemental Administrative Agents (if any), together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, (i) prior to a “Successful Syndication” (as defined in the Fee Letter), the Administrative Agent and the Syndication Agent, and (ii) following such a Successful Syndication, the Administrative Agent, together with, in each case, the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Annualized New Store” means, for any period, with respect to any Person and its Restricted Subsidiaries, any newly opened or acquired retail store identified to the Administrative Agent that has completed at least one full fiscal quarter of operations, but less than four full fiscal quarters of operations and that is operated by such Person or one of its Restricted Subsidiaries.

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to Term B Loans, (i) for Eurodollar Rate Loans, 2.50% and (ii) for U.S. Base Rate Loans, 1.50%; and

(b) with respect to the Term A Loans, Revolving Credit Loans and unused Revolving Credit Commitments (x) prior to the Trigger Date, (A) for BA Rate Loans, 2.25%, (B) for Canadian Prime Rate Loans (including Swing Line Loans), 1.25%, and (C) for Revolving Credit Commitment Fees, 0.50% and (y) from and after the Trigger Date, the percentages per annum set forth under the applicable caption below, based upon the Consolidated Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b).

Applicable Rate
Pricing Level	Consolidated Adjusted Ratio	Revolving Loans (Base Rate)	Revolving Loans (BA Rate)	Term A Loans (Base Rate)	Term A Loans (BA Rate)	Revolving Credit Commitment Fees
1	<4.5:1	0.75%	1.75%	0.75%	1.75%	0.375%
2	>4.5:1 but <5.5:1	1.00%	2.00%	1.00%	2.00%	0.50%
3	>5.5:1	1.25%	2.25%	1.25%	2.25%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Adjusted Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that at the option of the Administrative Agent or the Required Lenders, Pricing Level 3 shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default (except an Event of Default under Sections 8.01(c) or 8.01(e)(B)) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Bank” has the meaning specified in clause (b) of the definition of “Cash Equivalents”.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Agents pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (x) any Committed Loan Notice, (ii) any notice pursuant to Section 2.05 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article 4 or any other condition to a Credit Extension.

“Approved Electronic Platform” has the meaning specified in Section 9.14.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited balance sheets of each of S. Rossy Inc. and Dollar A.M.A. Inc. as of each of January 31, 2004, January 31, 2003 and January 31, 2002, and the related audited statements of earnings, retained earnings and cash flows for the years then ended.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“BA Equivalent Loan” has the meaning specified in Section 2.01(c)(iii).

“BA Interest Period” means, relative to any Bankers’ Acceptance, the period beginning on (and including) the date on which such Bankers’ Acceptance is accepted or continued or such BA Rate Loan is made or continued to (but excluding) the date which is one, two or three months (or such other periods to the extent available to all applicable Lenders with respect to such BA Rate Loan) thereafter, as selected by the applicable Borrower.

“BA Rate” means, with respect to any Bankers’ Acceptance, (i) with respect to any Lender named in Schedule I of the Bank Act (Canada), the rate per annum determined as being the arithmetic average (rounded upwards, if necessary, to the nearest 0.01%) of the rates quoted for bankers’ acceptances having a term corresponding to the BA Interest Period for such BA Rate Loan, as appear on the Reuters Screen CDOR (Certificate of Deposit Offered Rate) page, as determined as at 10:00 a.m. (Toronto time) on the relevant Business Day (for non-Business Days, and if no CDOR rate is available for a given Business Day, the CDOR rate for the immediately previous Business Day for which a CDOR rate is available shall be used), and (ii) with respect to any other Lender, the rate per annum set forth in clause (i) above plus ten (10) basis points.

“BA Rate Loan” means an extension of credit by a Lender to a Borrower in the form of a Bankers’ Acceptance.

“Bankers’ Acceptance” means a non-interest bearing bill of exchange in a form satisfactory to the Administrative Agent, denominated in Canadian Dollars, drawn and endorsed by a Borrower and presented to a Lender for acceptance pursuant to this Agreement and includes a depository bill under the Depository Bills and Notes Act (Canada) and a bill of exchange under the Bills of Exchange Act (Canada) and, as the context may require, includes a BA Equivalent Loan.

“Bankers’ Acceptance Obligations” means, at any time, the aggregate face or principal amount of all outstanding BA Equivalent Loans, unmatured Bankers’ Acceptances.

“Base Rate” means the Canadian Prime Rate or the U.S. Base Rate, as applicable.

“Base Rate Loan” means a Canadian Prime Rate Loan or a U.S. Base Rate Loan, as applicable.

“Borrower Parties” means the collective reference to Dollarama and its Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrowers” has the meaning specified in the recitals to this Agreement.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, a Term A Loan Borrowing or a Term B Loan Borrowing, as the context may require.

“Business” has the meaning specified in the recitals to this Agreement.

“Business Assets” has the meaning specified in the recitals to this Agreement.

“Business Day” means any day other than (i) a Saturday, Sunday or any day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state or province where the Administrative Agent’s Office is located, (ii) any day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the province of Quebec or Ontario or (iii) with respect to any L/C Credit Extension, any day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state or province where any L/C Issuer is domiciled, and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any Eurodollar Rate Loan, any day on which dealings in deposits in U.S. Dollars are conducted by and between banks in the London interbank eurodollar market.

“Canadian Dollar” and “CA$” each mean the lawful currency of Canada.

“Canadian Dollar Equivalent” of any amount means on any day with respect to the exchange of Canadian Dollars into U.S. Dollars, the noon spot rate of the Bank of Canada on that day for purchases, or if such rate is not or has not yet been quoted on such day, the last preceding noon spot rate of the bank of Canada.

“Canadian Employee Benefit Plan” means any employee benefit, pension, retirement or other equivalent or analogous plan or program established, maintained or contributed to by any Loan Party in each case covering employees or former employees in Canada, other than those sponsored by any federal or provincial government in Canada.

“Canadian GAAP” means generally accepted accounting principles in Canada as in effect from time to time approved by the Canadian Institute of Chartered Accountants or any successor institute, that are applicable to the circumstances as of the date of determination.

“Canadian Holdco” has the meaning specified in the introductory paragraph to this Agreement.

“Canadian Holdco Continuing Subscription Agreement” means the Continuing Investor Subscription Agreement, dated as of November 18, 2004, by and between Canadian Holdco and Bain Dollarama (Luxembourg) One, S.a.r.l., as the same may be amended, restated, modified or supplemented from time to time.

“Canadian Holdco Debt” means the Canadian Holdco Senior Notes and the Canadian Holdco Junior Notes and any other Indebtedness of Canadian Holdco the proceeds of which are contributed to Holdings and Dollarama, in each case as common Equity Interests.

“Canadian Holdco Initial Subscription Agreement” means the initial Investor Subscription Agreement, dated as of November 18, 2004, entered into among Canadian Holdco, Dollarama Investment ULC, Dollarama Investment I L.P. and Dollarama Investment II L.P., as the same may be amended, restated, modified or supplemented from time to time.

“Canadian Holdco Junior Notes” means (i) the junior subordinated notes issued by Canadian Holdco to Dollarama Investment II L.P. pursuant to any Canadian Holdco Subscription Agreement, (ii) any additional junior subordinated notes pursuant to a Permitted Equity/Debt Issuance on substantially identical terms and (iii) any refinancing, refunding or replacement of junior subordinated notes set forth in clauses (i) and (ii) above.

“Canadian Holdco Restricted Payment Debt” means the Canadian Holdco Debt to the extent that the aggregate principal amount of all such Indebtedness does not exceed the sum of (i) the principal amount of the Canadian Holdco Senior Notes and Canadian Holdco Junior Notes outstanding on the Closing Date, (ii) any Canadian Holdco Senior Notes or Canadian Holdco Junior Notes to the extent the proceeds thereof are used for a Permitted Cure Issuance, (iii) any other Canadian Holdco Debt to the extent that the cash interest payable thereon does not exceed the limitation set forth in the definition of “Canadian Holdco Restricted Payment Interest” and (iv) the amount of the excess of (x) the cumulative Canadian Holdco Restricted Payment Interest with respect to all periods that began on or after the Closing Date over (y) the cumulative Canadian Holdco Restricted Payment Tax Gross-Up with respect to all such periods.

“Canadian Holdco Restricted Payment Interest” means any interest payable in cash with respect to the Canadian Holdco Restricted Payment Debt; provided, however, that the aggregate amount of such interest which is attributable to (i) any increase in the interest rate applicable to any Canadian Holdco Restricted Payment Debt following the Closing Date or (ii) to any Canadian Holdco Restricted Payment Debt incurred pursuant to clause (iii) of the definition thereof, shall be excluded from this definition to the extent that such amount exceeds CA$12,500,000 per quarter.

“Canadian Holdco Restricted Payment Tax Gross-Up” means an amount which is required, pursuant to the terms of the applicable Canadian Holdco Restricted Payment Debt, to be paid to gross-up withholding taxes or other taxes with respect to (i) such Canadian Holdco Restricted Payment Interest or (ii) any other interest on Indebtedness which directly or indirectly funded such Canadian Holdco Restricted Payment Debt; provided that, the amount of such tax gross-up payment attributable to such interest shall be less than the product of 35% and the aggregate amount of such interest on Indebtedness set forth in clauses (i) and (ii) above.

“Canadian Holdco Senior Notes” means (i) the senior subordinated notes issued by Canadian Holdco to Dollarama Investment I L.P. pursuant to any Canadian Holdco Subscription Agreement, (ii) any additional senior subordinated notes pursuant to a Permitted Equity/Debt Issuance on substantially identical terms and (iii) any refinancing, refunding or replacement of senior subordinated notes set forth in clauses (i) and (ii) above.

“Canadian Holdco Subscription Agreements” means the Canadian Holdco Initial Subscription Agreement and the Canadian Holdco Continuing Subscription Agreement.

“Canadian Loan” means any Term A Loan or Revolving Credit Loan.

“Canadian Prime Rate” means, at any time, the greater of (i) a rate of interest per annum equal to the per annum rate of interest at such time quoted, published and commonly known as the “prime rate” of the Administrative Agent which the Administrative Agent establishes at its main office in Toronto, Ontario as the reference rate of interest in order to determine the interest rate for Canadian Dollar loans made in Canada, adjusted automatically with each quoted or published change in such rate, and (ii) the one month BA Rate in effect at such time plus 100 basis points per annum.

“Canadian Prime Rate Loan” means a Loan that bears interest at the Canadian Prime Rate.

“CapEx Pull-Forward Amount” has the meaning specified in Section 7.20(b).

“Capital Expenditures” means, as of any date for the applicable period then ended, all capital expenditures of the Borrower Parties on a consolidated basis for such period, as determined in accordance with Canadian GAAP; provided that Capital Expenditures shall not include any such expenditures which constitute (a) a Permitted Acquisition, (b) capital expenditures relating to the construction or acquisition of any property which will be or has been transferred to a Person that is not a Borrower Party pursuant to a sale-leaseback transaction permitted under Section 7.05(f), (c) to the extent permitted by this Agreement, a reinvestment of the Net Cash Proceeds of any Disposition in accordance with Section 2.05(b)(ii), Casualty Event or Equity Issuance by Holdings or any Borrower Party, (d) any capital expenditures financed from any available Cumulative Growth Amount, (e) interest capitalized during such period, (f) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Holdings, Dollarama or any Restricted Subsidiary thereof) and for which neither Holdings, Dollarama nor any Restricted Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), (g) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (h) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (i) any expenditure made out of the Transition Reserve Amount or (j) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with Canadian GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with Canadian GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with Canadian GAAP, recorded as capitalized leases.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked deposit account at RBC (or a commercial bank affiliated with a successor agent selected in compliance with Section 9.09) in the name of Dollarama and under the control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means, with respect to any Person, any of the following types of Investments, free and clear of all Liens (other than Liens created or permitted under any Loan Document):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States (including any state or political subdivision thereof), (ii) Canada (including any province or political subdivision thereof) or (iii) any member nation of the European Union thereof having maturities of not more than twelve (12) months from the date of acquisition thereof; provided that the full faith and credit of the United States, Canada or any state or province thereof or any member nation of the European Union is pledged in support thereof, as applicable;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of Canada, the United States, any state or province thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of Canada, the United States, any state or province thereof or the District of Columbia, and is a member of the Federal Reserve System, and (ii) has combined capital and surplus of at least CA$500,000,000 (any such bank being an “Approved Bank”), in each case with maturities of not more than twelve (12) months from the date of acquisition thereof;

(c) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by a domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than twelve (12) months from the date of acquisition thereof;

(d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of CA$500,000,000 for direct obligations issued by or fully guaranteed or insured by (i) the United States, (ii) Canada, any province thereof or (iii) any member nation of the European Union in which such Person shall have a perfected or opposable first priority security interest or hypothec (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(e) readily marketable direct obligations issued by (i) any state of the United States or any political subdivision thereof or (ii) any province of Canada or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s with maturities of not more than twelve (12) months from the date of acquisition thereof;

(f) Investments, classified in accordance with Canadian GAAP as current assets of such Person, in money market investment programs, which are administered by financial institutions having capital of at least CA$500,000,000, and the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (e) of this definition; and

(g) instruments equivalent to those referred to in clauses (a) through (f) above denominated in U.S. Dollars, Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside Canada to the extent reasonably required in connection with any business conducted by Dollarama or any Restricted Subsidiary organized in such jurisdiction.

“Cash Management Obligations” means obligations owed by Holdings, Dollarama or any of its Restricted Subsidiaries to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by Holdings, Dollarama or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change of Control” means the earliest to occur of (a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i) any time prior to the consummation of a Qualifying IPO, and for any reason whatever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings or (B) the Permitted Holders own, directly or indirectly, of record or beneficially an amount of common stock or other common Equity Interests having ordinary voting power of Holdings equal to an amount more than fifty percent (50%) of the amount of common stock or other common Equity Interests having ordinary voting power of Holdings owned, directly or indirectly, by the Permitted Holders of record or beneficially as of the Closing Date and such ownership by the Permitted Holders represents the largest single block of voting securities having ordinary voting power of Holdings held by any Person or related group for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or

(ii) at any time after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders (and persons or groups controlled by the Permitted Holders), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the outstanding voting securities having ordinary voting power of Holdings and (y) the percentage of the then outstanding voting securities having ordinary voting power of Holdings owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during any period of twelve (12) consecutive months, the board of directors of Holdings shall consist of a majority of the Continuing Directors; or

(b) Holdings ceasing to be a direct wholly owned Subsidiary of Canadian Holdco at any time prior to the consummation of a Qualifying IPO with respect to Holdings, or Dollarama ceasing to be a direct wholly owned Subsidiary of Holdings (in either case excluding any interests held by a general partner, managing member or equivalent entity which is itself a direct wholly owned Subsidiary of Canadian Holdco or Holdings, respectively).

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders, Term A Lenders or Term B Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Term A Commitments or Term B

Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term A Loans or Term B Loans.

“Closing Date” means November 18, 2004.

“CNAI” means Citicorp North America, Inc.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Administrative Agent (in such capacity or as collateral agent as set forth in Section 9.01(c) or as fondé de pouvoir as set forth in Section 9.15 hereof) for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Documents, the Mortgages, the Hypothecs, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent (in such capacity or as collateral agent as set forth in Section 9.01(c) or as fondé de pouvoir as set forth in Section 9.15 hereof) and the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term A Commitment, Term B Commitment, or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term A Loan Borrowing, (b) a Term B Loan Borrowing, (c) a Revolving Credit Borrowing, (d) a conversion of Loans from one Type to the other, or (e) a continuation of Eurodollar Rate Loans or BA Rate Loans, pursuant to Section 2.02(a), substantially in the form of Exhibit A.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Adjusted Debt” means, as of any date, the sum, without duplication, of (a) Consolidated Funded Indebtedness of the Borrower Parties (minus the amount of Unrestricted Cash and Cash Equivalents of the Borrower Parties (as reduced to no less than CA$0 by the excess of the aggregate principal amount of Indebtedness in respect of Revolving Loans outstanding over CA$5,000,000)) as of such date and (b) the product obtained by multiplying (i) Consolidated Lease Expense for the period of four consecutive fiscal quarters ended as of such date (or, if such date is not the last day of a fiscal quarter, then as of the last day of the fiscal quarter most recently ended); by (ii) eight (8); provided that, in determining the amount of the Consolidated Funded Indebtedness of the Borrower Parties for purposes of this definition, the amount of such Consolidated Funded Indebtedness of the Borrower Parties consisting of Revolving Credit Loans and any other such Consolidated Funded Indebtedness that consists of a revolving line of credit as of any date shall be deemed to be the average daily outstanding amount thereof for the four fiscal quarters most recently ended on or prior to such date and, for any period ending prior to the expiration of four fiscal quarters since the Closing Date such amount shall be deemed to be the actual average daily outstanding amount thereof during the period from the Closing Date until the fiscal quarter most recently ended.

“Consolidated Adjusted EBITDA” means, for any period, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the sum, without duplication, of (a) (i) Consolidated EBITDA of such Person and its Restricted Subsidiaries for such period minus (ii) the aggregate portion of Consolidated EBITDA which is attributable to Annualized New Stores for such period, plus (b) with respect to each Annualized New Store (x) such portion of Consolidated EBITDA attributable to such Annualized New Store for each full fiscal quarter such Annualized New Store was in operation period divided by (y) the sum of the following applicable annualization factors for each full fiscal quarter such Annualized New Store was in operation:

Fiscal Quarter during which an Annualized New Store has been fully operational	Applicable Annualization Factor
Fiscal Quarter ending April 30.211
Fiscal Quarter ending July 31.238
Fiscal Quarter ending October 31.245
Fiscal Quarter ending January 31.306

“Consolidated Adjusted Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Adjusted Debt as of such date to (b) Consolidated EBITDAR for the period of four consecutive fiscal quarters ended as of such date (or, if such date is not the last day of a fiscal quarter, then as of the last day of the fiscal quarter most recently ended).

“Consolidated Assets” means, with respect to any Person and its Subsidiaries on a consolidated basis, all amounts which would be included under total assets on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with Canadian GAAP.

“Consolidated Cash Interest Charges” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the amount by which (x) interest expense (including the interest component under Capitalized Leases) plus, to the extent not otherwise reflected therein, (A) letter of credit and commitment facility fees (including Revolving Credit Commitment Fees and similar fees in respect of any other revolving or committed line of credit) and (B) net settlement payments (if any) made by such Person and its Restricted Subsidiaries pursuant to Indebtedness Hedges and amortization of any initial investment payments under Indebtedness Hedges (to the extent such investment would be included in interest expense) (but excluding, to the extent included in interest expense, (i) amortization of fees and expenses associated with the consummation of the Transactions, (ii) annual agency fees paid to the Administrative Agent, (iii) amortization of fees and expenses associated with any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated), (iv) any termination penalties or payments under Indebtedness Hedges and (v) pay-in-kind interest expense or other noncash interest expense (including as a result of the effects of purchase accounting), exceeds (y) interest income plus, to the extent not otherwise reflected therein, net settlement payments (if any) received pursuant to Indebtedness Hedges, in each case as determined in accordance with Canadian GAAP, to the extent the same are paid or payable (or received or receivable) in cash with respect to such period.

“Consolidated EBITDA” means, for any period, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (without duplication),

(i) total interest expense plus, to the extent not otherwise reflected therein, net settlement payments and initial investment payments, amortized if applicable (if any) made by such Person or its Restricted Subsidiaries under Indebtedness Hedges,

(ii) income, capital, franchise and similar taxes, and any distributions or dividends made pursuant to Section 7.06(h)(i) and 7.06(h)(iii),

(iii) depreciation and amortization expense,

(iv) letter of credit and commitment or facility fees (including Revolving Credit Commitment Fees and similar fees in respect of any other revolving or committed line of credit),

(v) non-cash amortization of financing and Transaction costs of such Person and its Subsidiaries,

(vi) cash expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (in each case, whether or not consummated), or early extinguishment of Indebtedness (including any termination penalties or payments in respect of associated Swap Contracts),

(vii) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition,

(viii) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption,

(ix) management, monitoring, consulting and advisory fees (including Sponsor Termination Fees) and related expenses and any other fees and expenses (or any accruals relating to such fees and related expenses) permitted to be paid under Section 7.08(d),

(x) (i) cash charges and expenses with respect to severance and (ii) other non-recurring cash charges (including in connection with store closings, refurbishment, shutdowns and renovations) up to a maximum aggregate amount of CA$2,000,000 per fiscal year of Dollarama),

(xi) fees and expenses in connection with refinancings permitted by Section 7.14,

(xii) other non-cash, non-recurring charges and expenses (other than the write down of current assets),

(xiii) other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income,

(xiv) with respect to any Event of Default under any covenant set forth in Section 7.11, the Net Cash Proceeds of any Permitted Equity/Debt Issuance solely to the extent that such Net

Cash Proceeds (A) are actually received by Dollarama (including through capital contribution of such Net Cash Proceeds by Canadian Holdco to Holdings and by Holdings to Dollarama, respectively, on the common Equity Interests of Holdings and Dollarama) no later than fifteen (15) Business Days after the delivery of a Notice of Intent to Cure and (B) do not exceed the aggregate amount necessary to cure such Event of Default under Section 7.11 for any applicable period (any such Permitted Equity/Debt Issuance, a “Permitted Cure Issuance”); provided that in any period of four (4) consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no such cure is made; provided further that if Consolidated EBITDA is increased as contemplated by the provisions of this clause (xiv), then no Restricted Payments may be made pursuant to Section 7.06(c), (i) or (j), until such time as (x) the Required Lenders shall approve the making of such Restricted Payments or (y) Dollarama shall have been in compliance with all of the covenants set forth in Section 7.11 for two (2) consecutive fiscal quarters without the benefit of any increases to Consolidated EBITDA pursuant to the provisions of this clause (xiv), it being understood that this clause (xiv) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11,

(xv) expenses contemplated in the Transition Reserve Amount,

(xvi) non-cash straight line rent operating lease adjustments reducing Consolidated Net Income, less any such adjustments increasing Consolidated Net Income, in each case as required under Canadian GAAP,

(xvii) excess management compensation charges and other non-recurring and/or non-operating cash charges incurred prior to the Closing Date to the extent substantially consistent with the types thereof set forth in Schedule 1.01C, minus

(c) an amount which, in the determination of Consolidated Net Income for such period, has been included for (x) non-cash income during such period (other than with respect to cash actually received in such period or in prior periods but not recognized as income until the current period and other than with respect to the reversal of any accrual of, or reserve for, anticipated cash charges or asset valuation adjustments made in any prior period and deducted in the determination of Consolidated Net Income for such prior period) and (y) interest income plus, to the extent not otherwise reflected therein, net payments (if any) received by such Person or its Restricted Subsidiaries under Indebtedness Hedges; minus

(d) all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (b)(xiii) above in such period or in a previous period; plus

(e) unrealized losses (or minus unrealized gains) in respect of Swap Contracts or “embedded” derivatives that require the same accounting treatment as Swap Contracts; plus

(f) unrealized losses (or minus unrealized gains) in respect of underlying trade accounts or firm commitments denominated in a currency other than Canadian Dollars,

all as determined in accordance with Canadian GAAP; provided that, notwithstanding any other provision to the contrary contained in this Agreement, for purposes of any calculation made under the financial covenants set forth in Section 7.11 (including for purposes of the definition of “Pro Forma Basis”, but excluding for purposes of the definition of “Applicable Rate”), to the extent the receipt of any Net Cash Proceeds of any Permitted Cure Issuance are an effective addition to Consolidated EBITDA as contemplated by, and in accordance with, the provisions of clause (b)(xiv) above and, as a result thereof, any Event of Default of the covenants set forth in Section 7.11 shall have been cured for any applicable period, such cure shall be deemed to be effective as of the last day of such applicable period and such addition to Consolidated EBITDA shall apply to any period of four (4) consecutive fiscal quarters that includes the fiscal quarter in respect of which such addition was made.

“Consolidated EBITDAR” means, for any period, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the sum of (a) Consolidated Adjusted EBITDA of such Person and its Restricted Subsidiaries for such period and (b) Consolidated Lease Expense of such Person and its Restricted Subsidiaries for such period.

“Consolidated Funded Indebtedness” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, without duplication,

(a) all obligations of such Person for borrowed money,

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business),

(d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than accrued expenses, straight-line rent accruals and trade debt incurred in the ordinary course of business) which would appear as liabilities on a balance sheet of such Person,

(e) all obligations (of the type described in this definition) of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed,

(f) all Guarantees of such Person with respect to any obligation (of the type described in this definition) of another Person,

(g) the implied principal component of all Capital Lease Obligations of such Person,

(h) all drafts drawn (to the extent unreimbursed) under letters of credit issued or bankers’ acceptances facilities created for the account of such Person,

(i) unless the holder thereof is a Loan Party or, if the issuer thereof is a Subsidiary of Holdings that is not a Loan Party, any other Restricted Subsidiary of Holdings, all Disqualified Equity Interests issued by such Person, and

(j) the Consolidated Funded Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Consolidated Funded Indebtedness is recourse to such Person.

Notwithstanding any other provision of this Agreement to the contrary, (i) the term “Consolidated Funded Indebtedness” shall not be deemed to include (w) any earn-out obligation or post closing payment adjustment until such obligation becomes certain of payment, (x) any deferred compensation arrangements, (y) any non compete or consulting obligations incurred in connection with the Transactions, any Permitted Acquisition or any similar transaction entered into prior to the Closing Date or (z) items that would appear as a liability upon a balance sheet prepared in accordance with Canadian GAAP as a result of concepts described in EITF 97-10 “The Effects of Lessee Involvement in Asset Construction”, (ii) the amount of Consolidated Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or the fair market value of such identified asset, as the case may be and (iii) the amount of any Consolidated Funded Indebtedness of the Borrower Parties denominated in a currency other than Canadian Dollars shall be reduced by the amount of any asset of the Restricted Parties in respect of the Foreign Exchange Component of any related Indebtedness Hedge (or increased by the amount of any liability of the Restricted Parties in respect of the Foreign Exchange Component of any related Indebtedness Hedge).

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated Adjusted EBITDA for such period to (b) Consolidated Cash Interest Charges for such period; provided that for the purpose of calculating the Consolidated Interest Coverage Ratio for any period ending prior to the expiration of four full fiscal quarters since the Closing Date, Consolidated Cash Interest Charges shall be determined for the period commencing on the Closing Date and ending on the last day of the relevant fiscal quarter, annualized on a simple arithmetic basis.

“Consolidated Lease Expense” means, for any period, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the aggregate amount of fixed and contingent rentals payable in cash by such Person for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with Canadian GAAP (but excluding taxes, common area maintenance and similar amounts in the case of gross leases and excess accrual (or reversals thereof) of straight-line rent expense amounts), provided, that payments in respect of Capital Lease Obligations shall not be included in Consolidated Lease Expense; and provided, further, that, with respect to each Annualized New Store of any Person or any of its Restricted Subsidiaries, the foregoing calculation of Consolidated Lease Expense of such Person and its Restricted Subsidiaries shall be adjusted by annualizing lease expense over the period on a simple arithmetic straight-line basis.

“Consolidated Net Income” means, for any period, with respect to any Person and its Restricted Subsidiaries, the net income or loss of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with Canadian GAAP; provided that there shall be excluded (A) the income of (i) any Subsidiary (other than a Loan Party the income of which would be excluded as a result of this clause (A)(i) solely as a result of any Contractual Obligation of the type permitted under Section 7.09) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary and (ii) any joint venture (or, in the case of the Borrower Parties, any Unrestricted Subsidiary), except in each case to the extent of the amount of dividends or other distributions actually paid to such Person or one of its Subsidiaries by such Subsidiary, joint venture or Unrestricted Subsidiary during such period (in which case the amount so paid shall be included in the net income of such Person and its Subsidiaries to the extent not already included therein regardless of whether such amount was earned by such Subsidiary, joint venture or Unrestricted Subsidiary during the applicable period or in a prior period or would otherwise be included in such net income), (B) the income or loss of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Subsidiary of such Person, (C) the cumulative effect of a change in accounting principles as well as any current period impact of new accounting pronouncements including those related to purchase accounting,

(D) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness, (E) any non-cash income or charges resulting from mark-to-market accounting under CICA Handbook - Accounting Recommendations, Section 1650: Foreign Currency Translation relating to Indebtedness denominated in foreign currencies, (F) any non-cash impairment charges resulting from the application of CICA Handbook - Accounting Recommendations, Section 3062: Goodwill and other Intangible Assets and CICA Handbook - Accounting Recommendations, Section 3063: Impairment of Long-Lived Assets and Section 3475: Disposal of Long-Lived Assets and Discontinued Operations and the amortization of intangibles including arising pursuant to CICA Handbook - Accounting Recommendations, Section 1581: Business Combinations, (G) inventory purchase accounting adjustments and amortization, impairment and other noncash charges (including asset revaluations) resulting from purchase accounting adjustments with respect to the Transactions or any Permitted Acquisition, (H) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs, (I) reasonable customary cash charges to the extent such charges represent sales bonuses to management, and cash charges related to retention, signing or completion bonuses in connection with the Transactions, any Permitted Acquisition or any Disposition, (J) non-cash losses from joint ventures and non-cash minority interest reductions, (K) any losses (or any gains) realized upon the disposition of leases, property or assets outside the ordinary course of business and any extraordinary losses or gains, (L) any expenses related to the Transactions; provided further that there shall be included the deferred revenue eliminated as a consequence of the application of purchase accounting adjustments due to the Transactions or any Permitted Acquisition for the fiscal periods that such revenue would otherwise have been recognized.

“Consolidated Revenues” mean, as of the date for the applicable period ending on such date with respect to any Person and its Subsidiaries on a consolidated basis, the consolidated revenues of such Person and its Subsidiaries for such period determined in accordance with Canadian GAAP.

“Continuing Directors” shall mean the directors of Holdings on the Closing Date, as elected or appointed after giving effect to the Transactions, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of Holdings.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking, as in each case may have been waived, modified or supplemented from time to time, to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Consolidated Net Income” means, as of any date of determination, Consolidated Net Income of the Borrower Parties for the period (taken as one accounting period) commencing on the Closing Date and ending on the last day of the most recent fiscal quarter for which financial statements required to be delivered pursuant to Section 6.01(a) or (b), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(b), have been received by the Administrative Agent.

“Cumulative Growth Amount” shall mean, on any date of determination, the sum, without duplication, of (A) 50% of Cumulative Consolidated Net Income (or, in the case Cumulative

Consolidated Net Income at the time of determination is a deficit, minus 100% of such deficit), provided that, for purposes of Sections 7.06(j) and 7.14(a), the amount in this clause (A) shall only be available if the Consolidated Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) was less than 5.25:1, determined on a Pro Forma Basis after giving effect to any Restricted Payment or prepayment, redemption or repurchase actually made pursuant to Sections 7.06(j) or 7.14(a), plus (B) the amount of Net Cash Proceeds of Permitted Equity/Debt Issuances (other than Permitted Cure Issuances and Specified Contribution Proceeds) after the Closing Date to the extent that (1) such amount was not required to be applied to prepay the Loans pursuant to Section 2.05(b) and (2) such Net Cash Proceeds shall have been actually received by Dollarama (including through capital contribution of such Net Cash Proceeds by Holdings to Dollarama) on or prior to such date of determination (any such Net Cash Proceeds that so increase the Cumulative Growth Amount, “Designated Equity Proceeds”), plus (C) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually theretofore received in cash in respect of any Investment made since the Closing Date pursuant to Section 7.02(o), minus (D) the sum at the time of determination of (i) the aggregate amount of Investments made since the Closing Date pursuant to Section 7.02(o), (ii) the aggregate amount of Restricted Payments made since the Closing Date pursuant to Section 7.06(j), (iii) the aggregate amount of prepayments, redemptions or repurchases made since the Closing Date pursuant to Section 7.14(a) (other than with the Net Cash Proceeds of Permitted Subordinated Indebtedness) and (iv) any capital expenditures financed from the Cumulative Growth Amount pursuant to clause (d) of the definition of “Capital Expenditures”.

“Current Assets” means, with respect to any Person, the current assets of such Person and its Restricted Subsidiaries at such time (other than cash, Cash Equivalents, any asset in respect of Indebtedness Hedges and current deferred tax assets), after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with Canadian GAAP.

“Current Liabilities” means, with respect to any Person, the current liabilities of such Person and its Restricted Subsidiaries at such time (other than the current portion of Long-Term Indebtedness, short-term Consolidated Funded Indebtedness, any liability in respect of Indebtedness Hedges and current deferred tax liabilities).

“Debt Issuance” means the issuance by any Person of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurodollar Rate Loan or BA Rate Loans, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Equity Proceeds” has the meaning specified in the definition of the term “Cumulative Growth Amount”.

“Discounted Proceeds” means in respect of any Bankers’ Acceptance to be accepted and purchased by a Lender hereunder on any day (or, as applicable, any BA Equivalent Loan), an amount (rounded to the nearest whole Canadian cent, and with one-half of one cent being rounded up) calculated on such day by multiplying (i) the face amount of such Bankers’ Acceptance (or, as applicable, any BA Equivalent Loan) by (ii) the price, where the price is determined by dividing one by the sum of one plus the product of (A) the BA Rate (expressed as a decimal) and (B) a fraction, the numerator of which is the number of days in the applicable BA Interest Period and the denominator of which is 365 or 366, as the case may be, with such product being rounded up or down to the fifth decimal place and .000005 being rounded up.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings or Dollarama of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loan B Loans.

“Dollarama Guaranty” means the Dollarama Guaranty made by Dollarama in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F-3.

“Dollarama’s Accountants” means (i) with respect to the fiscal year of Dollarama ended January 31, 2005, RSM Richter LLP and (ii) with respect to each fiscal year of Dollarama thereafter, PricewaterhouseCoopers LLP, or any other independent public accountants (recognized in Canada) and reasonably acceptable to the Administrative Agent.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund or (d) (i) a commercial bank having total assets in excess of CA$5,000,000,000, (ii) a finance company, insurance company or any other financial institution or fund, in each case reasonably acceptable to each Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of CA$250,000,000 or, to the extent net worth is less than such amount, a finance company, other financial institution or fund, (iii) a savings and loan association or savings bank organized under the laws of Canada, the U.S. or any province or state thereof having a net worth, determined in accordance with GAAP, in excess of CA$250,000,000 and (iv) any other Person (other than a natural person) in each case pursuant to this clause (d) as approved by (x) each Agent, (y) in the case of any assignment of a Revolving Commitment, the L/C Issuer and the Swing Line Lender, and (z) following the Syndication Date, unless an Event of Default has occurred and is continuing, Dollarama (each such approval not to be unreasonably withheld or delayed).

“Environmental Laws” means any and all federal, provincial, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or governmental restrictions relating in any way to pollution, the protection of the environment, natural resources, the generation, use, handling collection, treatment, storage, transportation, recovery, recycling, release or disposal of hazardous substances or wastes, the release of any other materials into the environment (including air emissions and discharges to waste or public systems) or to human health and safety.

“Environmental Liability” means, all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, of Dollarama, any other Loan Party or any of their respective Subsidiaries directly or indirectly arising out of, resulting from or based upon (a) violation of any applicable Environmental Law, (b) the generation, use, handling, collection, transportation, recovery, recycling, storage, treatment or disposal of any Hazardous Materials, (c) the Release or threatened Release of any Hazardous Materials into the environment or (d) any binding contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Contributions” means, collectively, (a) the receipt by Holdings of cash capital contributions indirectly from the Investors of not less than CA$370,000,000 (and/or the equivalent in U.S. Dollars) in exchange for common Equity Interests of Holdings issued to Canadian Holdco and (b) the receipt by the Borrower of cash capital contributions from Holdings of 100% of the amount referred to in clause (a) in exchange for common Equity Interests of the Borrower issued to Holdings.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Issuance” means any issuance for cash by any Person and its Subsidiaries to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests. A Disposition shall not be deemed to be an Equity Issuance.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen 3750 (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on the Reuters Monitor Screen page LIBOR1 or such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by RBC and with a term equivalent to such Interest Period would be offered by RBC’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Term B Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, with respect to any fiscal year period of the Borrower Parties on a consolidated basis, an amount equal to (a) Consolidated EBITDA of the Borrower Parties for such fiscal year minus (b) without duplication,

(i) Capital Expenditures (including expenditures made in reliance of clause (d) of the definition of Capital Expenditures) permitted to be made under Section 7.20 and made in cash to the extent not financed with the proceeds of Long-Term Indebtedness or equity issuances;

(ii) total interest expense paid in cash, plus, to the extent not otherwise reflected therein, net settlement and initial investment payments (if any) made by the Borrower Parties under Indebtedness Hedges;

(iii) income, capital, franchise and similar taxes, to the extent paid in cash in such fiscal year,

(iv) the aggregate principal amount of Long-Term Indebtedness (including capital leases) repaid or prepaid by the Borrower Parties, excluding (1) Indebtedness in respect of Revolving Credit Loans, Swing Line Loans, Letters of Credit and any other Indebtedness that consists of a revolving line of credit except to the extent that the commitments under such line of credit are permanently reduced by the amount of such prepayment), (2) Term Loans prepaid pursuant to Section 2.05(a) or (b) and (3) repayments or prepayments of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness;

(v) Restricted Payments made by the Borrower Parties to the extent that such Restricted Payments are permitted to be made under Section 7.06(g), (h) and (k);

(vi) letter of credit and commitment or facility fees (including Revolving Credit Commitment Fees and similar fees in respect of any other revolving or committed line of credit);

(vii) proceeds received by the Borrower Parties from insurance claims with respect to casualty events or business interruption which reimburse prior business expenses to the extent such expenses were added to Consolidated Net Income in determining Consolidated EBITDA;

(viii) all extraordinary cash charges;

(ix) cash payments made in satisfaction of non-current liabilities (other than Indebtedness);

(x) cash expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated), or early extinguishment of Indebtedness;

(xi) fees and expenses in connection with exchanges or refinancings permitted by Section 7.14;

(xii) non-recurring cash charges to the extent included in determining Consolidated EBITDA;

(xiii) cash indemnity payments received pursuant to indemnification provisions in any agreement in connection with the Acquisition, any Permitted Acquisition or any other Investment permitted hereunder (or in any similar agreement related to any other acquisition consummated prior to the Closing Date),

(xiv) cash expenses incurred in connection with deferred compensation arrangements in connection with the Transactions;

(xv) management, monitoring, consulting and advisory fees (including Sponsor Termination Fees) and related expenses and other fees and expenses (or any accruals relating to such fees and related expenses) permitted to be paid under Section 7.08(d);

(xvi) cash from operations (for the avoidance of doubt, not including proceeds of any Permitted Equity/Debt Issuance or other Indebtedness) used to consummate a Permitted Acquisition or an Investment under Section 7.02(n) or (o);

(xvii) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, losses from discontinued operations;

(xviii) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, Net Cash Proceeds of Permitted Cure Issuances;

(xix) cash expenses to the extent such expenses represent sales bonuses to management, and cash expenses related to retention, signing or completion bonuses in connection with the Transactions, any Permitted Acquisition or any Disposition;

(xx) cash expenditures made in respect of Swap Contracts during such fiscal year to the extent not reflected in the computation of Consolidated EBITDA or clause (b)(ii) above;

(xxi) to the extent not deducted in the computation of Net Cash Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith (in the case of the foregoing clauses (b)(i) through (xix), to the extent made, paid, incurred or for, as the case may be, such fiscal year); and

(xxii) excess cash management compensation charges and other non-recurring and/or non-operating cash charges incurred prior to the Closing Date to the extent substantially consistent with the types thereof set forth in Schedule 1.01C.

(c) minus increases in Working Capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) or plus decreases in Working Capital for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year).

“Facility” means the Term A Facility, the Term B Facility, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to RBC on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the amended and restated letter agreement, dated as of November 8, 2004, among Canadian Holdco and the Initial Lenders.

“Foreign Exchange Component” means, with reference to an Indebtedness Hedge, the cumulative change in fair value of such Indebtedness Hedge resulting exclusively from changes in spot exchange rates.

“Foreign Exchange Contract” means a Swap Contract relating to a currency exchange rate swap transaction.

“Foreign Lender” means any Lender which is not (i) a resident of Canada for the purposes of the Income Tax Act (Canada), or (ii) a bank that would receive payment under the Loan Documents in respect of its Canadian banking business for the purposes of subsection 212 (13.3) of the Income Tax Act (Canada).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, performance or completion guarantees, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings, Dollarama, Dollarama Group GP Inc. and each Subsidiary Guarantor.

“Guaranty” means, collectively, the Holdings Guaranty, the Dollarama Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odor, radiation, energy, vector, plasma, constituent or material which (a) is or becomes listed, regulated or addressed under any applicable Environmental Law, or (b) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any applicable Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other chemicals, materials, substances, wastes pollutants or contaminants of any nature prohibited, limited or regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is, at the time it enters a Secured Hedge Agreement, a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

“Heritage Option Agreement” means the Option Agreement dated as of the date hereof, entered into between Subco and the Sellers, as may be amended, supplemented or modified from time to time.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Holdings Guaranty” means the Holdings Guaranty made by Holdings and Dollarama Group GP Inc. in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F-1.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Hypothecs” means, collectively, the movable and immovable hypothecs executed by the Loan Parties in favor of the Administrative Agent as fonde de pouvoir, together with the corresponding delivery orders, bond pledge agreements and demand bonds.

“ICC” has the meaning specified in Section 2.03(h).

“Incremental Amendment” has the meaning set forth in Section 2.14.

“Incremental Canadian Dollar Term Loans” has the meaning set forth in Section 2.14.

“Incremental U.S. Dollar Term Loans” has the meaning set forth in Section 2.14.

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14.

“Incremental Term Loans” has the meaning set forth in Section 2.14.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Canadian GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount (after giving effect to any prior drawings or permanent reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person; (c) net obligations of such Person under any Swap Contract; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) accrued expenses or trade accounts payable in the ordinary course of business and (ii) any earn-out obligation, non-compete obligation or post-closing payment adjustment until such obligation becomes certain of payment); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Capital Lease Obligations; (g) all obligations of such Person in respect of Disqualified Equity Interests; and (h) all Guarantees of such Person in respect of any of the foregoing.

The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by a person in good faith.

“Indebtedness Hedges” means any Swap Contract entered into by any Person or its Restricted Subsidiary for the purpose of hedging the exposure of such Person or its Restricted Subsidiary to interest rates or currency exchange rates with respect to any Indebtedness of such Person or its Restricted Subsidiary.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Lenders” means, at any date, collectively, CNAI, Citibank Canada, RBC, The Bank of Nova Scotia, JPMorgan Chase Bank and JPMorgan Chase Bank, Toronto Branch, each in its capacity as, and so long as it is, a “Lender” hereunder.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each January, April, July and October and the Maturity Date of the Facility under which such Loan was made and (c) as to any BA Rate Loan, the last day of the BA Interest Period relating thereto.

“Interest Period” means, (a) as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent made available by all Lenders participating in such Loan, nine or twelve months thereafter, as selected by the relevant Borrower in its Committed Loan Notice and (b) as to each BA Rate Loan, the BA Interest Period; provided that:

(1) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(2) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(3) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investors” means collectively, Bain Capital Integral Investors A, L.P., Bain Capital Integral Investors L, L.P., BCIP Trust Associates III, BCIP Trust Associates III-B, the Management Shareholders and the Sellers, and in each case their Affiliates (including, as applicable, related funds and general partners thereof), but not including, however, any portfolio companies of any of the foregoing.

“Junior Financing” has the meaning specified in Section 7.14.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Law” or “Laws” means, collectively, all international, foreign, federal, provincial, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means RBC and The Bank of Nova Scotia, each in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, provided, that the L/C Issuer shall not be a Foreign Lender (except with the consent of Dollarama and the Agents).

“L/C Obligations” means, as at any date of determination, the Canadian Dollar Equivalent of (i) the aggregate undrawn amount of all outstanding Letters of Credit plus (ii) the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Leased Real Properties” means those properties listed on Schedule 5.08(b).

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means with respect to any Lender, the office of such Lender specified as its “Lending Office” in such Lender’s Administrative Questionnaire or such other office as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means (a) with respect to standby Letters of Credit, the day that is five (5) days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility and (b) with respect to commercial Letters of Credit, the day that is thirty (30) days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, in either case, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fees” means any letter of credit fees pursuant to Section 2.03.

“Letter of Credit Sublimit” means an amount equal to CA$25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing) and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (but not including right of first refusal, tag, drag or similar rights in joint venture agreements).

“Loan” means an extension of credit by a Lender to a Borrower under Article 2 in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letter and (vi) each other agreement, instrument, certificate or other document executed by a Loan Party in connection with any of the foregoing which is designated in writing as a “Loan Document” by such Loan Party and an Agent.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Long-Term Indebtedness” means any Consolidated Funded Indebtedness that, in accordance with Canadian GAAP, constitutes (or, when incurred constituted) a long-term liability and current maturities of such long-term liabilities.

“Management Shareholders” means the members of management or directors of Canadian Holdco or its Subsidiaries (excluding employees, directors or principals of the Sponsor) who are investors (directly or indirectly) in Canadian Holdco.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on any of (a) the business, assets, results of operations or financial condition of Holdings, Dollarama and their Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their respective obligations under any Loan Document or (c) the ability of the Agents and the Lenders to enforce the Loan Documents.

“Maturity Date” means (a) with respect to the Term A Facility, the date that is five years and six months after the Closing Date; (b) with respect to the Term B Facility, the date that is seven years after the Closing Date; (c) with respect to the Revolving Credit Facility, the earliest of (i) the date which is five years and six months after the Closing Date and (ii) the date of the termination of all the Revolving Credit Commitments pursuant to Section 2.05 (Termination or Reduction of Commitments) and (d) with respect to each Facility, the date on which the Obligations become due and payable pursuant to Section 8.02 (Remedies upon Event of Default).

“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the collateral mortgages and immovable hypothecs made by the Loan Parties in favor or for the benefit of the Administrative Agent (in such capacity or as collateral agent as set forth in Section 9.01(c) or as fondé de pouvoir as set forth in Section 9.15 hereof) on behalf of the Lenders in form and substance reasonably acceptable to the Agents, together with each other mortgage executed and delivered pursuant to Section 6.12. Any use in this Agreement of the term “Mortgage” to the extent that same relates to a security over personal property or movable property located in the Province of Quebec shall refer to a security created by way of a Hypothec.

“Mortgaged Leased Real Properties” means those non-retail leased real properties as are listed on Schedule 1.01A leased by the Borrower Parties from the Sellers.

“NB Corp” means Dollarama Corporation, a corporation organized under the laws of New Brunswick and a wholly-owned Subsidiary of Dollarama.

“NB Subordinated Debt” means the intercompany subordinated loan made by Dollarama to NB Corp on the Closing Date.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by Holdings or any of its Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Holdings or any of its Restricted Subsidiaries) over (ii) the sum of (A) the principal amount of and associated premium or penalty, if any, on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including, without limitation, attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with Canadian GAAP and (y) any liabilities associated with such asset or assets and retained by Dollarama or any of its Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, with it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (1) received upon the Disposition of any non-cash consideration received by Dollarama or any of its Subsidiaries in any such Disposition and (2) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in subclause (D) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed CA$2,500,000 and (y) no net cash proceeds calculated in accordance with the foregoing shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed CA$5,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a);

(b) with respect to the issuance of any Equity Interest by Holdings or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance over (ii) all taxes and fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses) incurred by Holdings or such Subsidiary in connection with such issuance; and

(c) with respect to the incurrence or issuance of any Indebtedness by Holdings or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by Holdings or such Restricted Subsidiary in connection with such incurrence or issuance.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b).

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Bankers’ Acceptance, Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party arising under any Secured Hedge Agreement and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Old Aris” means 9148-7264 Quebec Inc.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, limited partnership, joint venture, trust or other form of business entity, the partnership, limited partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable

Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Term A Loans, Term B Loans, Revolving Credit Loans and Swing Line Loans on any date, the outstanding principal amount in Canadian Dollars (in the case of Term A Loans and Revolving Credit Loans) and in U.S. Dollars (in the case of Term B Loans), thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit, L/C Credit Extensions, as a Revolving Credit Borrowing or BA Rate Loan, as applicable) and Swing Line Loans, as the case may be, occurring on such date; (b) with respect to any L/C Obligations on any date, the Canadian Dollar Equivalent of the outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing or BA Rate Loan, as applicable) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date and (c) with respect to any Bankers’ Acceptances on any date, the face amount in Canadian Dollars thereof outstanding at such time.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in Canadian Dollars, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of RBC in the interbank market for Canadian Dollars to major banks in such interbank market.

“Parent” means Canadian Holdco and any other direct or indirect parent of Holdings organized at the direction of the Permitted Holders (without giving effect to the inclusion of Affiliates in such definition of Permitted Holders) in each case so long as such Person is a direct or indirect parent of Holdings, and in any case including Dollarama Investment I L.P. and Dollarama Investment II L.P.

“Participant” has the meaning specified in Section 10.07(d).

“PEI Assets” means the Business Assets which are used directly in the undertakings, business and operations of the PEI Stores, provided, however that the PEI Assets shall not include any goodwill relating thereto.

“PEI Stores” means the “Dollarama” stores bearing civic addresses 449 University Avenue, University Plaza, Charlottetown, Prince Edwards Island and 454 Grandville Street, Grandville Street Mall, Summerside, Prince Edwards Island.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Asset Swap” means any transfer of properties or assets by Dollarama or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business (and the cash portion thereof shall be deemed a disposition with respect to the other applicable provisions of Section 7.05); provided that (a) the aggregate fair market value (as determined in good faith by the board of directors of the general partner of Dollarama) of the property or assets being transferred by Dollarama or such Restricted Subsidiary is not greater than the aggregate fair market value (as determined in good faith by the board of directors of the general partner of the Borrower) of the property or assets received by Dollarama or such Restricted Subsidiary in such exchange and (b) the aggregate fair market value (as determined in good faith by the board of directors of the general partner of Dollarama) of all property or assets transferred by Dollarama and any of its Restricted Subsidiaries in any such transfer, together with the cumulative aggregate fair market value of property or assets transferred in all prior Permitted Asset Swaps, shall not exceed $25,000,000 less the aggregate book value of all property disposed of in reliance on Section 7.05(k).

“Permitted Cure Issuance” has the meaning specified in clause (b)(xiv) of the definition of Consolidated EBITDA.

“Permitted Encumbrances” has the meaning specified in the Collateral Documents, as applicable.

“Permitted Equity/Debt Issuance” means (i) any Equity Issuance by Canadian Holdco (and, after a Qualifying IPO, by Holdings or Dollarama) subsequent to the Closing Date which does not result in a Change of Control and/or (ii) any issuance of Indebtedness by Canadian Holdco (including additional Canadian Holdco Debt) subsequent to the Closing Date.

“Permitted Holdco Debt” has the meaning specified in Section 7.03(c)(iii).

“Permitted Holders” means the Investors other than any portfolio company of the Investors; provided, however, that for purposes of the definition of “Change of Control” the shares held by “Permitted Holders” shall not include the shares of Management Shareholders and the Sellers and their respective Affiliates to the extent that they own, directly or indirectly, beneficially and of record, in the aggregate more than the lesser of (i) thirty percent (30%) of the outstanding voting stock of Holdings and (ii) the aggregate amount of the outstanding voting stock of Holdings owned directly or indirectly, beneficially and of record, by the Sponsor.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.03(b), (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of such Indebtedness) has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended, and (f) except with respect to a Permitted Refinancing of the Senior Subordinated Facility or the Subordinated Exchange Securities, at the time thereof, no Event of Default shall have occurred and be continuing.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of Dollarama that (a) is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions no less favorable to the Lenders than the terms and conditions set forth in the Senior Subordinated Facility Documents, (b) will not mature prior to the date that is ninety-one (91) days after the maturity date of the Term Loans, (c) has no scheduled amortization or payments of principal prior to the maturity date of the Term Loans, and (d) has covenant, default and remedy provisions no more restrictive, or mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope, taken as a whole, than those set forth in the Senior Subordinated Facility Documents.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledge Agreements” means the Pledge Agreement executed by Dollarama Corporation and the Pledge Agreement executed by Dollarama, in each case substantially in the form of Exhibit H.

“PPSA” means the Personal Property Security Act (Ontario), as amended.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, for purposes of calculating compliance with any test or financial covenant under this Agreement in respect of any Specified Transaction, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of Dollarama or any division, product line, retail store or other facility used for operations of Dollarama or any of its Subsidiaries, or the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a Permitted Acquisition or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by Dollarama or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to any such test or financial covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on Dollarama and its Restricted Subsidiaries and (z) factually supportable (provided that pro forma effect shall only be given to operating expense reductions or similar anticipated benefits from any Specified Transaction to the extent that such adjustments and the bases therefor are set forth in reasonable detail in a certificate of the Chief Financial Officer of Dollarama delivered to the Administrative Agent and dated the relevant date of determination and which certifies that Dollarama reasonably anticipates that such expense reductions or other benefits will be realized, or all necessary steps for the realization thereof taken, within six months following such date). For purposes of calculating compliance with the financial covenants set forth in Section 7.11 in respect of a Specified Transaction that occurs at any time prior to July 31, 2005, the applicable ratios that apply beginning with the fiscal quarter ending July 31, 2005 shall be deemed to apply as at the relevant date of determination.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination, in each case, after giving effect to any assignments made with respect to the Facilities pursuant to the terms hereof.

“Purchase Agreement” means the Asset Purchase Agreement, dated as of October 21, 2004, entered into among the Sellers, Canadian Holdco, Larry Rossy, Alan Rossy, Leonard Assaly, Neil Rossy and Edmund Rossy, as amended by the two side letter agreements dated as of November 12, 2004 and November 17, 2004, respectively, and as may be further amended.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by Holdings or a Parent of common shares in its capital or the issuance by Holdings or another Parent of limited partnership interests therein or limited partnership units thereof or the issuance by Holdings or a Parent of trust units pursuant to (i) an underwritten public offering in the United States (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 or (ii) an underwritten public offering pursuant to a final prospectus filed in any province or territory of Canada in accordance with the securities laws of such province or territory and in respect of which the securities regulators of such province or territory (or any Governmental Authority succeeding to any of the principal functions thereof) have issued a receipt.

“RBC” has the meaning specified in the introductory paragraph to this Agreement.

“Register” has the meaning set forth in Section 10.07(c).

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate principal amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) prior to the initial Credit Extensions on the Closing Date, aggregate Term A Commitments, (c) prior to the initial Credit Extensions on the Closing Date, aggregate Term B Commitments, (c) aggregate unused Revolving Credit Commitments; provided that the unused Term A Commitment, unused Term B Commitment, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the (a) aggregate Revolving Credit Exposure and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the aggregate Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means (subject to Section 1.08) the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer (or another authorized Person) of a Loan Party and, as to any document delivered on the Closing Date, any vice president, secretary or assistant secretary and, in each case with respect to any Loan Party which is a limited partnership, the general partner thereof and any officer of such general partner. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, Dollarama or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings or Dollarama’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of BA Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be CA$75,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Commitment Fees” has the meaning specified in Section 2.09(a).

“Revolving Credit Commitment Period” means the period from and including the Closing Date to but not including the Maturity Date of the Revolving Credit Facility or any earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Exposure” means with respect to any Revolving Credit Lender at any time, the sum of (a) the aggregate principal amount at such time of all outstanding Revolving Credit Loans of such Lender, plus (b) such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus (c) such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or any Revolving Credit Exposure at such time, in its capacity as such, provided, that no Revolving Credit Lender shall be a Foreign Lender (except with the consent of Dollarama and the Agents).

“Revolving Credit Loans” has the meaning specified in Section 2.01(b) and includes any Bankers’ Acceptance accepted (and any BA Equivalent Loan advanced) by each Lender hereunder.

“Revolving Credit Note” means a promissory note of any Borrower payable to any Revolving Credit Lender or its registered assigns evidencing the aggregate indebtedness of such Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender, in substantially the form of Exhibit C-2.

“Rollover Amount” has the meaning set forth in Section 7.20(b).

“Routine Communications” has the meaning set forth in Section 10.21.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract required or permitted under Article 6 or 7 that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, any Affiliate of a Lender to whom Cash Management Obligations are owed, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit G, together with each other security agreement supplement executed and delivered pursuant to Section 6.12.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Security Documents” means the Security Agreement, the Pledge Agreements, the Mortgages and the Hypothecs.

“Sellers” means S. Rossy Inc. and Dollar A.M.A. Inc.

“Senior Subordinated Credit Agreement” means the Credit Agreement for the Senior Subordinated Facility, dated as of November 18, 2004, by Dollarama, Holdings, the lenders party thereto, CNAI, as administrative agent, RBC, as syndication agent and the other agents party thereto.

“Senior Subordinated Facility” means a Canadian Dollar denominated senior subordinated facility of Dollarama in an aggregate principal amount of CA$240,000,000.

“Senior Subordinated Facility Documents” means the Senior Subordinated Credit Agreement, each Guarantee thereof by the Guarantors and all other documents executed and delivered with respect to the Senior Subordinated Facility.

“Senior Subordinated Loans” means (x) the senior subordinated loans to be made pursuant to the Senior Subordinated Facility Loan Documents on the Closing Date to Dollarama by the Subordinated Lenders in an aggregate principal amount of CA$240,000,000 with a maturity date of eighteen months following the Closing Date and (y) any such loans which are extended until the tenth anniversary of the Closing Date pursuant to the Senior Subordinated Credit Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Contribution Proceeds” means Net Cash Proceeds of Permitted Equity/Debt Issuances (other than Permitted Cure Issuances) to the Investors or to other Persons making additional equity investments together with the Investors after the Closing Date to the extent that (1) such Net Cash Proceeds shall have been actually received by Dollarama or the applicable Restricted Subsidiary (including through capital contributions of such Net Cash Proceeds by Holdings to Dollarama or by Dollarama to such Restricted Subsidiary) and (2) not later than the date of the receipt thereof by Dollarama or the applicable Restricted Subsidiary are designated as such by Dollarama pursuant to a notice given to the Administrative Agent specifying the amount and intended uses thereof.

“Specified Equity Issuance” means the sale or issuance by any Parent of any of its Equity Interests in a public offering or in a private placement or sale that is underwritten, managed, arranged, placed or initially purchased by an investment bank (it being understood that no Investor or Sponsor is an investment bank), which, for the avoidance of doubt, does not include the sale or issuance of any such Equity Interests (a) to the Investors, their Affiliates, related funds and limited partners, (b) to other Persons making additional equity investments together with the Investors after the Closing Date, (c) the proceeds of which are used to fund Investments permitted by Section 7.02, (d) issued as compensation to employees or consultants of Holdings, Dollarama or any of its Subsidiaries or to management of Holdings or any of its Subsidiaries in the ordinary course of business or (e) any Permitted Cure Issuance.

“Specified Transaction” means any (a) Disposition of all or substantially all the assets of or all the Equity Interests of any Subsidiary of Dollarama or of any division, product line, store or other facility used for operations of Dollarama or any of its Subsidiaries, (b) Permitted Acquisition, (c) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 6.16 or (d) the proposed incurrence of Indebtedness in respect of which compliance with the financial covenants set forth in Section 7.11 is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Sponsor” means, collectively, Bain Capital Partners, LLC and its Affiliates (including, as applicable, related funds and general partners thereof), but not including, however, any portfolio companies of any of the foregoing.

“Sponsor Management Agreement” means the Management Agreement dated on or prior to the Closing Date, among the Sponsor, Canadian Holdco, Holdings, Dollarama and Subco.

“Sponsor Termination Fees” means the one-time payment under the Sponsor Management Agreement (as amended) or in a side letter of a termination fee to the Sponsor in the event of either a Change of Control or the completion of a Qualifying IPO.

“Subco” means Dollarama L.P., a limited partnership organized under the laws of Quebec, Canada and (except for (x) those minority interests held by Sellers for no more than forty five (45) days after the Closing Date and (y) the general partnership interest held by Dollarama GP Inc.) a wholly-owned Subsidiary of Dollarama,

“Subco Subordinated Debt” means the intercompany subordinated loan made by NB Corp to Subco with the proceeds of the NB Subordinated Debt on or before the Closing Date, subordinated to the Obligations.

“Subordinated Exchange Securities” means senior subordinated exchange notes for which any Senior Subordinated Loan which has been extended beyond the initial 18 month maturity may be exchanged.

“Subordinated Lenders” means each of the Initial Lenders and other financial institutions party to the Senior Subordinated Credit Agreement.

“Subsidiary” of a Person means a corporation, partnership, limited partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary Guarantor” means each of Subco, NB Corp, Dollarama GP, Inc., Aris and each other Restricted Subsidiary of Dollarama that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12. or that otherwise becomes a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” means, collectively, the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F-2, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lenders pursuant to Section 2.04.

“Swing Line Lender” means RBC in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder, provided, that the Swing Line Lender shall not be a Foreign Lender (except with the consent of Dollarama and the Agents).

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) CA$10,000,000 and (b) the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Syndication Date” means the earlier of (i) the date which is sixty (60) days after the Closing Date and (ii) the date of completion of the primary syndication of the Facilities, as specified by the Agents in a written notice to Dollarama.

“Taxes” has the meaning specified in Section 3.01(a).

“Term A Commitment” means, with respect to each Term A Lender, the commitment of such Lender to make Term A Loans to Dollarama in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 (Commitments) under the caption “Term A Commitment” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement.

“Term A Facility” means the Term A Commitments and the provisions herein related to the Term A Loans.

“Term A Lender” means each Lender that has a Term A Commitment or holds a Term A Loan, provided, that no Term A Lender shall be a Foreign Lender (except with the consent of Dollarama and the Agents).

“Term A Loan” means any loan made to Dollarama pursuant to Section 2.01(a)(i) and includes any Bankers’ Acceptance accepted (and any BA Equivalent Loan advanced) by each Lender hereunder.

“Term A Loan Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of BA Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a)(i).

“Term A Note” means a promissory note of Dollarama payable to the order of any Term A Lender in a principal amount equal to the amount of such Lender’s Term A Commitment evidencing the Indebtedness of Dollarama to such Lender resulting from the Term A Loan owing to such Lender.

“Term B Commitment” means, with respect to each Term B Lender, the commitment of such Lender to make Term B Loans to Dollarama in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 (Commitments) under the caption “Term B Commitment” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement.

“Term B Facility” means the Term B Commitments and the provisions herein related to the Term B Loans.

“Term B Lender” means each Lender that has a Term B Commitment or holds a Term B Loan.

“Term B Loan Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(a)(ii).

“Term B Loan” means any loan made to Dollarama pursuant to Section 2.01(a)(ii)

“Term B Note” means a promissory note of Dollarama payable to the order of any Term B Lender in a principal amount equal to the amount of such Lender’s Term B Commitment evidencing the Indebtedness of Dollarama to such Lender resulting from the Term B Loan owing to such Lender.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type, and, in the case of Eurodollar Rate Loans and/or BA Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Term Commitment” means each of the Term A Commitments and the Term B Commitments.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means any Term A Loan or any Term B Loan.

“Term Note” means, collectively, the Term A Note and the Term B Note.

“Threshold Amount” means CA$10,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction Documents” means the Purchase Agreement, the Heritage Option Agreement, the Senior Subordinated Facility Documents and the Sponsor Management Agreement.

“Transactions” means, collectively, (a) the issuances of Canadian Holdco Debt on or before the Closing Date pursuant to the Canadian Holdco Subscription Agreements, (b) the Equity Contributions, (c) the purchase of certain assets (and liabilities) of Old Aris by the Sellers (which shall thereafter be a part of the Business Assets), (d) the Acquisition, (e) the distribution of the PEI Assets to NB Corp from Subco, (f) the issuance of units of Subco to the Sellers, (g) the exchange of substantially all of the units of Subco by the Sellers for Class B Preferred Shares and Common Shares of Canadian Holdco, (h) the execution and delivery and performance by the Loan Parties of each Loan Document to which they are a party executed and delivered or to be executed and delivered on or prior to the Closing Date, and, in the case of the Borrowers, the making of the initial Borrowings hereunder, (i) the borrowing of the Initial Subordinated Loans and the execution, delivery and performance by the Loan Parties of the Senior Subordinated Facility Documents to which they are a party, (j) the consummation of any other transactions in connection with the foregoing, (k) the payment by Holdings or any Borrower Party of the fees and expenses incurred in connection with any of the foregoing.

“Transition Reserve Amount” means a CA$5,000,000 reserve for the first Fiscal Year after the Closing Date for expenses and capital expenditures of a one-time nature that are involved in the post-closing transition, including, but not limited to, information system upgrades, other capital upgrades and third party services.

“Trigger Date” means the date on which financial statements of Dollarama together with a Compliance Certificate have been delivered to the Administrative Agent by Dollarama pursuant to Sections 6.01(b) and 6.02(b) with respect to the first full fiscal quarter of Dollarama ending after the Closing Date.

“Type” means, (a) with respect to a Loan denominated in U.S. Dollars , its character as a U.S. Base Rate Loan or a Eurodollar Rate Loan, and (b) with respect to a Loan denominated in Canadian Dollars, its character as a Canadian Prime Rate Loan or a BA Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Cash” means any cash that is free and clear of all Liens (other than Liens pursuant to any Loan Document or junior to such Liens) and that would not be required to be classified as restricted cash on a balance sheet prepared in accordance with Canadian GAAP.

“Unrestricted Subsidiary” means any Subsidiary of Dollarama designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 6.16 subsequent to the date hereof.

“U.S. Base Rate” means, at any time, the greater of (i) the rate of interest per annum equal to the rate which the principal office of the Administrative Agent of Toronto, Ontario announces from time to time as the reference rate of interest for U.S. Dollar loans made in Canada, adjusted automatically with each change in such rate, and (ii) the Federal Funds Effective Rate (converted to a rate based on a 365 or 366 day period, as the case may be), in effect from time to time, plus 100 basis points per annum.

“U.S. Base Rate Loan” means a Loan that bears interest based on the U.S. Base Rate.

“U.S. Dollar” and “US$” mean lawful money of the United States.

“U.S GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“U.S. Loan” means any Term B Loan.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Working Capital” means, with respect to any Person, all Current Assets less all Current Liabilities.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) The terms “real property”, “personal property” and “real and personal property” and words of similar import when used in any Loan Document shall also refer to “immovable property”, “movable property” and “immovable and movable property” to the extent applicable in the jurisdiction where such properties are located.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, Canadian GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in Canadian GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Dollarama or the Required Lenders shall so request, the Administrative Agent and Dollarama shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in Canadian GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with Canadian GAAP, as applicable, prior to such change therein and (ii) Dollarama shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Agents, between calculations of such ratio or requirement made before and after giving effect to such change in Canadian GAAP.

Section 1.04. Rounding. Any financial ratios required to be maintained by Dollarama pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements And Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Toronto time (daylight or standard, as applicable).

Section 1.07. Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08. Directors; Board of Directors; Officers; Stockholders. All references herein to “directors” or “board of directors” shall be deemed to be a reference to a comparable governing body and the members or general partners thereof in the case of any Person that is a limited liability company, limited partnership or other non-corporate Person. All references herein to “officers” in relation to a limited partnership shall be deemed to be a reference to the officers of the general partner of such limited partnership. All references herein to “stockholders” shall be deemed to be a reference to the “unitholders” in the case of any limited partnership.

Section 1.09. Specified Transactions. Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or financial covenant contained in this Agreement (including for purposes of determining the Applicable Rate) with respect to any period during which any Specified Transaction occurs, the Consolidated Adjusted Leverage Ratio and the Consolidated Adjusted Interest Coverage Ratio shall be calculated with respect to such period and such Specified Transaction (and all other Specified Transactions that have been consummated during such period) on a Pro Forma Basis.

Section 1.10. Cumulative Growth Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Growth Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more of such actions be treated as occurring simultaneously.

Section 1.11. Certain Currency Translations. For purposes of Sections 7.01 through 7.06 inclusive, where the permissibility of a transaction depends upon compliance with an amount limitation stated in Canadian Dollars, any requisite currency translation shall be based on the exchange rate (or in the case of U.S. Dollar amounts, the Canadian Dollar Equivalent) in effect on the date of incurrence of any amounts to be tested against the limitation and shall not be affected by subsequent fluctuations in exchange rates.

ARTICLE 2

The Commitments and Credit Extensions

Section 2.01. The Loans. (a) The Term Loan Borrowings. Subject to the terms and conditions set forth herein, (i) each Term A Lender severally agrees to make to Dollarama on the Closing Date a single loan denominated in Canadian Dollars (each, a “Term A Loan” and, collectively, the “Term A Loans”) in an amount equal to such Term A Lender’s Term A Commitment and (ii) each Term B Lender severally agrees to make to Dollarama on the Closing Date a single loan denominated in U.S. Dollars (each, a “Term B Loan” and, collectively, the “Term B Loans”, and together with the Term A Loans, each a “Term Loan” and collectively, the “Term Loans”) in an amount equal to such Term B Lender’s Term B Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term A Loans may be BA Rate Loans or Canadian Prime Rate Loans and Term B Loans may be Eurodollar Rate Loans or U.S. Base Rate Loans.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans to each Borrower denominated in Canadian Dollars (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day during the Revolving Credit Commitment Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, (i) the Revolving Credit Exposure of each Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment and (ii) the aggregate principal amount of Revolving Credit Loans made on the Closing Date shall not exceed CA$20,000,000. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.04, and reborrow under this Section 2.01(b). Revolving Credit Loans may be BA Rate Loans or Canadian Prime Rate Loans, as further provided herein.

(c) Bankers’ Acceptances. (i) Subject to the terms and conditions hereof, upon giving to the Administrative Agent prior written notice in accordance with Section 2.02, on any Business Day, each Borrower may borrow, with respect to the Term A Facility and the Revolving Credit Facility, from the Lenders by way of Bankers’ Acceptances, provided, however, that:

(A) each Lender shall have received a Bankers’ Acceptance or Bankers’ Acceptances in the aggregate principal amount of such borrowing from such Lender in due and proper form duly completed and executed by the Borrower and presented for acceptance to such Lender prior to 10:00 a.m. (Toronto time) on the date for such borrowing, together with such other document or documents as such Lender may reasonably require (including the execution by the applicable Borrower of such Lender’s usual form of bankers’ acceptances) and the Acceptance Fee shall have been paid to such Lender at or prior to such time;

(B) each Bankers’ Acceptance shall be stated to mature (i) if borrowed under the Revolving Credit Facility, on a Business Day, no later than the Maturity Date of the Revolving Credit Facility, which is one, two, or three months (or longer if requested by the Borrower and available to all Lenders) from the date of its acceptance; and (ii) if borrowed under the Term A Facility, on a Business Day, no later than the Maturity Date of the Term A Facility, which is one, two, or three months (or longer if requested by the Borrower and available to all Lenders) from the date of its acceptance.

(C) each Bankers’ Acceptance shall have a face amount of not less than CA$100,000 and shall be in form satisfactory to such Lender;

(D) each Bankers’ Acceptance shall be stated to mature on a Business Day in such a way that no Lender will be required to incur any costs for the redeployment of funds as a consequence of any repayment required during any period for which such Bankers’ Acceptance is outstanding;

(E) no days of grace shall be permitted on any Bankers’ Acceptance;

(F) the aggregate face amount of the Bankers’ Acceptances to be accepted by a Lender shall be determined by the Administrative Agent by reference to the respective relevant Commitments of the Lenders, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Lender would not be CA$100,000 or a whole multiple thereof, such face amount shall be increased or reduced by the Administrative Agent in its sole discretion to $100,000 or the nearest whole multiple of that amount, as appropriate; and

(G) after giving effect to the issuance of each Bankers’ Acceptance under the Revolving Credit Facility, (A) the aggregate Outstanding Amount in respect of the Revolving Credit Facility owing to any Lender would not exceed such Lender’s Revolving Credit Commitment in effect at such time or (B) the aggregate Outstanding Amount in respect of the Revolving Credit Facility owing to all of the Lenders would not exceed the aggregate Revolving Credit Commitments with respect to the Revolving Credit Facility in effect at such time.

(ii) Each Borrower acknowledges, agrees and confirms that each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any Bankers’ Acceptance accepted and purchased by it hereunder, that the records of such Lender in respect of payment of any Bankers’ Acceptance by such Lender shall be binding on such Borrower.

(iii) In the event a Lender is not a chartered bank under the Bank Act (Canada) or is otherwise unable or, in its sole discretion, shall have determined that by reason of circumstances arising after the Closing Date and affecting the market for Bankers’ Acceptances, that it is unwilling, to accept Bankers’ Acceptances, such Lender shall have the right at the time of accepting drafts to require the applicable Borrower to accept a Loan in the amount and for the same term as the draft which such Lender would have otherwise been required to accept and purchase hereunder in lieu of the issue and acceptance of a Bankers’ Acceptance requested by such Borrower (a “BA Equivalent Loan”) to be accepted so that there shall be outstanding while the Bankers’ Acceptances are outstanding BA Equivalent Loans from such Lender as contemplated herein. Each BA Equivalent Loan will bear interest at the same rate which would result if such Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis) a Bankers’ Acceptance for the relevant BA Interest Period. All such interest shall be paid in advance of the date such BA Equivalent Loan is made, and will be deducted from the principal amount of such BA Equivalent Loan in the same manner in which the Discount Proceeds of a Bankers’ Acceptance would be deducted from the face amount of a Bankers’ Acceptance. On the relevant date of the borrowing the applicable Borrower shall pay to the Administrative Agent a fee equal to the Acceptance Fee which would have been payable to such Lender if it were a Lender accepting drafts having a term to maturity equal to the applicable BA Interest Period and an aggregate face amount equal to the sum of the principal amount of the BA Equivalent Loan and the interest payable thereon by such Borrower for the applicable BA Interest Period. The provisions of this Agreement dealing with Bankers’ Acceptances shall apply, mutatis mutandis, to BA Equivalent Loans. It being the intention of the parties that each BA Equivalent Loan shall have the same economic consequences for the Lenders and the Borrowers as the Bankers’ Acceptance which it replaces.

(iv) Each Bankers’ Acceptance issued pursuant to this Agreement shall be purchased by the Lender accepting such Bankers’ Acceptance for the Discounted Proceeds thereof. Concurrent with the acceptance of each Bankers’ Acceptance, such Lender shall make available to the Administrative Agent the Discounted Proceeds less the applicable Acceptance Fee thereof for disbursement to the applicable Borrower in accordance with the terms hereof. On any date on which both new Bankers’ Acceptances are being purchased and existing Bankers’ Acceptances are maturing, each Borrower hereby authorizes the applicable Lender and the Administrative Agent to net all amounts payable on such date by such Lender to the Administrative Agent for the account of such Borrower, against all amounts payable on such date by such Borrower to such Lender in accordance with the Administrative Agent’s calculations. In each case, upon receipt of such Discounted Proceeds from such Lender and upon fulfillment of the applicable conditions set forth herein, the Administrative Agent shall make such funds available to the applicable Borrower in accordance with this Agreement. Upon each issue of Bankers’ Acceptances as a result of the conversion of outstanding Base Rate Loans into Bankers’ Acceptances, the applicable Borrower shall, concurrently with the conversion, pay in advance to the Administrative Agent on behalf of the Lenders, the amount by which the face value of such Bankers’ Acceptances exceeds the Discounted Proceeds of such Bankers’ Acceptances, to be applied against the principal amount of the Base Rate Loans being so converted. Such Borrower shall at the same time pay to the Administrative Agent the applicable Acceptance Fee.

(v) To enable the Lenders to extend credit in the manner specified in this Section 2.01(c), each Borrower hereby provides a power of attorney to complete, sign, endorse and issue Bankers’ Acceptances, in such form as each Lender may require; provided, that each Lender with such number of drafts as such Lender may reasonably request, duly endorsed and executed on behalf of such Borrower. Each Lender shall exercise such care in the custody and safekeeping of drafts as it would exercise in the custody and safekeeping of similar property owned by it. Each Lender will, upon request by the applicable Borrower, promptly advise such Subsidiary of the number and designations, if any, of the uncompleted drafts then held by it.

(vi) Each Borrower agrees to pay to each Lender on the maturity date of each Bankers’ Acceptance issued by it, an amount equal to the face amount of all Bankers’ Acceptances requested by such Borrower and accepted by such Lender maturing on that day (notwithstanding that a Lender may be the holder thereof at maturity) and all reasonable expenses paid or incurred by such Lender, relative thereto. Unless the applicable Borrower shall have made such payment to the Lenders, on such day and upon each such maturity date of each Bankers’ Acceptance, the Administrative Agent shall be deemed to have disbursed to such Borrower, and such Borrower shall be deemed to have elected to satisfy its reimbursement and payment obligation by, a Borrowing from the Lenders under the Revolving Facility or the Term A Facility, as applicable, in Canadian Dollars bearing interest at the Canadian Prime Rate for the account of the Lenders in an amount equal to the amount so paid by such Lender, in the face value of such Bankers’ Acceptance then maturing. Such Borrowing shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Loan set forth in Section 4.02 and, to the extent of the Borrowing so disbursed, the reimbursement and payment obligation of the applicable Borrower under this Section 2.01(c)(vi) shall be deemed satisfied; provided, however, that nothing in this Section 2.01(c) shall be deemed to constitute a waiver of any Default or Event of Default caused by the failure to the conditions for disbursement or otherwise.

(vii) The reimbursement and other payment obligations of each Borrower under this Section 2.01(c) shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all Obligations to the Lenders hereunder shall have been satisfied, cash collateralized or backstopped, and such Obligations shall not be affected, modified or impaired upon the happening of any event, including any of the following, whether or not with notice to, or the consent of, such Borrower:

(A) Any lack of validity or enforceability of any Bankers’ Acceptance or to any transaction related in any way thereto (such Bankers’ Acceptance and any documents evidencing such transaction, the “BA Documents”);

(B) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the BA Documents;

(C) The existence of any claim, setoff, defense or other right which any Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of any Bankers’ Acceptance (or any Persons or entities for whom any such beneficiary, transferee or holder may be acting), the Administrative Agent, any Lender or any other Person or entity, whether in connection with any of the BA Documents, the transactions contemplated herein or therein or any unrelated transactions;

(D) Any draft or other statement or document presented under any Acceptance proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) Any failure, omission, delay or lack on the part of the Administrative Agent, any Lender or any party to any of the BA Documents to enforce, assert or exercise any right, power or remedy conferred upon the Administrative Agent, any Lender or any such party under this Agreement or any of the BA Documents, or any other acts or omissions on the part of the Administrative Agent, any Lender or any such party;

(F) Any defense based on the lack of presentment for payment and any other defense to payment of any amounts due to a Lender in respect of any Acceptance accepted by it pursuant to this Agreement which might exist solely by reason of such Acceptance being held, at the maturity thereof, by such Lender in its own right; and

(viii) Any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of any Borrower from the performance or observance of any obligation, covenant or agreement contained in this Section 2.01(c).

Section 2.02. Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Term A Loans, Term B Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans or BA Rate Loans shall be made upon the relevant Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Loans may only be converted to other Loans denominated in the same currency. Each such notice must be received by the Administrative Agent not later than (x) 12:30 p.m. three (3) Business Days prior to the requested date of any Borrowing of, or continuation of, Eurodollar Rate Loans or BA Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans or BA Rate Loans, and (y) 10:00 a.m. on the requested date of any Borrowing of Base Rate Loans or 10:00 a.m. one (1) Business Day prior to the requested date for any conversion of Eurodollar Rate Loans or BA Rate Loans to Base Rate Loans. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower, as applicable. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans and BA Rate Loans shall be in a principal amount of CA$1,000,000 (or in the case of the Term B Loans, US$1,000,000) or a whole multiple of CA$500,000 (or in the case of the Term B Loans, US$500,000) in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of CA$500,000 (or in the case of the Term B Loans, US$500,000) or a whole multiple of CA$100,000 (or in the case of the Term B Loans, US$100,000) in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) the name of the Borrower and whether such Borrower is requesting, to the extent applicable to such Borrower, a Term A Loan Borrowing, a Term B Loan Borrowing, a Revolving Credit Borrowing, a conversion of Term A Loans, Term B Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans or BA Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term A Loans, Term B Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto; provided that prior to the Syndication Date, the Borrowers may only select Interest Periods (i) in the case of the first Interest Period selected by the Borrower following the Closing Date, not longer than two weeks and (y) in the case of each Interest Period thereafter until the Syndication Date, one week. If any Borrower fails to specify a

Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term A Loans, Term B Loans or Revolving Credit Loans shall be made as, or converted to, a Base Rate Loan; provided, however, that with respect to any existing Eurodollar Rate Loan or a BA Rate Loan for which the Borrower fails to give a timely notice requesting a conversion or continuation, such Eurodollar Rate Loan or BA Rate Loan shall on the last day of its current Interest Period shall automatically be extended or converted, as applicable, to have an Interest Period of one month; provided, further, however that the Borrower may notify the Administrative Agent at any time prior to 12.30 p.m. three (3) Business Days prior to the end of any applicable Interest Period that the current Eurodollar Rate Loan or BA Rate Loan and all such Loans thereafter shall automatically convert on the last day of their respective Interest Periods to Base Rate Loans until the Borrower give further timely notice in accordance herewith. Any such automatic extension or conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans or BA Rate Loans. If any Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans or BA Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, with respect to a Term A Loan, a Term B Loan or a Revolving Credit Loan, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the relevant Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation described in Section 2.02(a). Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m., on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the relevant Borrower in like funds as received by the Administrative Agent, by crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by such Borrower, there are Swing Line Loans made to such Borrower or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to such Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan or BA Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan or BA Rate Loan, as applicable, unless the relevant Borrower pays the amount due, if any, under Section 3.05 in connection therewith or complies with Section 2.05(b)(viii). During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require, upon written notice to Dollarama, that no Loans may be converted to or continued as Eurodollar Rate Loans or BA Rate Loans.

(d) The Administrative Agent shall promptly notify Dollarama and the relevant Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans or Base Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate and the BA Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify Dollarama and the relevant Lenders of any change in RBC’s base rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term A Loan Borrowings, all Term B Loan Borrowings, all Revolving Credit Borrowings, all conversions of Term A Loans, Term B Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03. Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Canadian Dollars and U.S. Dollars for the account of any Borrower (or any Restricted Subsidiary (other than Aris)) of Dollarama so long as Dollarama is a joint and several applicant, and references to the “Borrowers” in this Section 2.03 shall be deemed to include reference to such Restricted Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of such Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly such Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur (i) more than twelve months after the date of issuance or last renewal or (ii) less than five Business Days prior to the Maturity Date of the Revolving Credit Facility, unless, in each case, the Required Revolving Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate any Laws or one or more policies of the L/C Issuer; or

(E) such requested Letter of Credit is denominated in U.S. Dollars and the L/C Issuer receives written notice from the Administrative Agent at or before 11:00 a.m. on the date of the proposed issuance thereof that, immediately after giving effect to such issuance, the Outstanding Amount of L/C Obligations with respect to Letters of Credit denominated in U.S. Dollars would exceed the Letter of Credit Sublimit.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of any Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:30 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit, or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from a Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of such Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, a Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Credit Lender or the relevant Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (such date, an “Honor Date”), the applicable Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing; provided that if such notice is not provided to such Borrower prior to such time on the Honor Date, then such Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the next succeeding Business Day and such extension of time shall be reflected in computing fees in respect of any such Letter of Credit. If such Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, such Borrower shall be deemed to have requested a Revolving Credit Borrowing of Canadian Prime Rate Loans to be disbursed on the Honor Date in an amount equal to the Canadian Dollar Equivalent of the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Canadian Dollars, at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Canadian Dollar Equivalent of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Canadian Prime Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Canadian Prime Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Canadian Dollar Equivalent of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest from the Honor Date, with such interest commencing to accrue at the Default Rate on the date on which such Borrower shall have become obligated to reimburse the L/C Issuer as provided in Section 2.03(c)(i). In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Dollarama of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of each Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit issued for the account of such Borrower, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) If, at any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(e) Obligations Absolute. The obligation of each Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit issued for the account of such Borrower and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release, nonperfection or unopposability of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of such Borrower in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Borrower;

provided that the foregoing shall not excuse the L/C Issuer from liability to such Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by such Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by the L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the L/C Issuer. To the fullest extent permitted under applicable law, such Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Revolving Credit Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit issued for the account of such Borrower; provided that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the relevant Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the applicable Borrower shall promptly Cash

Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the concerned Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) in an amount not less than 105% of the aggregate amount of such Obligations, pursuant to documentation in form and substance reasonably satisfactory to the Agents and the L/C Issuer (which documents are hereby consented to by the concerned Lenders). Derivatives of such term have corresponding meanings. Each Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the concerned Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, deposit accounts at the Administrative Agent or an Affiliate of the Administrative Agent. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or Liens permitted under the Loan Documents which are junior to the Administrative Agent’s Liens thereon or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the applicable Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent or an Affiliate of the Administrative Agent, as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to applicable Borrower.

(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. Each Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued for the account of such Borrower equal to the Applicable Rate for Revolving Loans that are BA Rate Loans times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the last Business Day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate for BA Rate Loans during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate for BA Rate Loans separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Each Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each

Letter of Credit issued for the account of such Borrower equal to 0.250% per annum of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the last Business Day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, each Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit (to the extent such fees, costs and charges are incurred in connection with the issuance of a Letter or Letters of Credit for the account of such Borrower) as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

Section 2.04. Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans denominated in Canadian Dollars (each such loan, a “Swing Line Loan”) to any Borrower from time to time on any Business Day (other than the Closing Date) during the Revolving Credit Commitment Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided that after giving effect to any Swing Line Loan, the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment; provided further that no Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Canadian Prime Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share with respect to the Revolving Credit Facility times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon a Borrower’s irrevocable notice (each such notice, a “Swing Line Notice”) to the Swing Line Lender and the Administrative Agent which may be given by telephone. Each Swing Line Notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of CA$100,000 for a Swing Line Loan, and (ii) the requested borrowing date, which shall be a Business Day in the case of any request for a Swing Line Loan. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower, as applicable. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 12:00 p.m. on the date of the proposed

Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 1:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of any Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Canadian Prime Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding on behalf of such Borrower. Each such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the principal amount minimum and multiples specified therein, but subject there being unutilized Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the applicable Borrower with a copy of each Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Canadian Prime Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Canadian Prime Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the relevant Revolving Credit Lenders fund its risk participation in the Swing Line Loan and each such Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of each Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each relevant Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Canadian Prime Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05. Prepayments. (a) Optional. (i) Any Borrower may, upon notice to the Administrative Agent (in the case of Term Loans and Revolving Credit Loans), at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than (A) 12:30 p.m. three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans or BA Rate Loans and (B) 10:00 a.m. one (1) Business Day prior to the date of prepayment of Base Rate Loans, (2) any prepayment of Eurodollar Rate Loans or BA Rate Loans shall be in a principal amount of CA$1,000,000 (or US$1,000,000 with respect to the Term B Loans) or a whole multiple of CA$500,000 (or US$500,000 with respect to the Term B Loans) in excess thereof, (3) any prepayment of Base Rate Loans shall be in a principal amount of CA$500,000 (or US$500,000 with respect to the Term B Loans) or a whole multiple of CA$100,000 (or US$1,000,000 with respect to the Term B Loans) in excess thereof; or, in each case, if less, the entire principal amount thereof then outstanding and (4) any prepayment of Term Loans shall be applied either to the prepayment of the Term A Loans or to the prepayment of the Term B Loans, as directed by the applicable Borrower. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan or a BA Rate Loan shall be accompanied by all accrued but unpaid interest thereon, together, if applicable, with any additional amounts required pursuant to

Section 2.05(c) or Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) Each Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. one (1) Business Day prior to the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of CA$100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, any Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(iv) Each prepayment of Term Loans pursuant to this Section 2.05(a) shall be applied as directed by Dollarama.

(b) Mandatory. (i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), Dollarama shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to (A) 50% of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended January 31, 2006) minus (B) any voluntary prepayments of Term Loans during such fiscal year; provided that such percentage shall be reduced to (x) 25% if the Consolidated Adjusted Leverage Ratio as of the last day of the immediately preceding fiscal year was less than 5.00:1 and (y) to 0% if the Consolidated Adjusted Leverage Ratio as of the last day of the immediately preceding fiscal year was less than 4.00:1.

(ii) (A) If (x) Holdings, any Borrower or any of their respective Restricted Subsidiaries Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition by any Restricted Subsidiary that is not a Loan Party to a Loan Party), (e), (f) (to the extent the property subject to the sale-leaseback transaction is acquired by such Borrower or any Restricted Subsidiary after the Closing Date and such sale-leaseback transaction is effected within two hundred and seventy (270) days after such acquisition thereof), (g), (h), (i), (j), (l) or (n)) or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by Holdings, such Borrower or such Restricted Subsidiary of Net Cash Proceeds, such Borrower shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds, the Term Loans in an amount equal to 100% of all Net Cash Proceeds received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) if, on or prior to such date, the applicable Borrower shall have given written notice to the Administrative Agent of its intention to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 2.05(b)(ii)(B) (which election may only be made if no Event of Default has occurred and is then continuing);

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the applicable Borrower, and so long as no Event of Default shall have occurred and be continuing, such Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within (x) three hundred and sixty-five (365) days of the receipt of such Net Cash Proceeds or (y) if such Borrower enters into a contract to reinvest such Net Cash Proceeds within three hundred and sixty-five (365) days of the receipt thereof, within one hundred and eighty (180) days of the date of such contract; provided that to the extent that any Net Cash Proceeds are not reinvested within such period or are no longer intended to be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within the earlier of (x) five (5) Business Days after such Net Cash Proceeds are no longer intended to be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.05 and (y) the last day of such period.

(iii) On or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds, Dollarama shall (to the extent that such Net Cash Proceeds are not required to be applied in mandatory prepayments of the Senior Subordinated Facility pursuant to the terms thereof) cause to be prepaid Term Loans in an amount equal to 50% of all Net Cash Proceeds received by Holdings, Dollarama or any of their respective Restricted Subsidiaries from any Specified Equity Issuance; provided that such percentage shall be reduced to 0% if the Consolidated Adjusted Leverage Ratio as of the last day of the prior fiscal quarter for which a Compliance Certificate was delivered to the Agents was less than 5.00:1.

(iv) If Holdings, Dollarama or any of its Restricted Subsidiaries incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, Dollarama shall (to the extent that such Net Cash Proceeds are not required to be applied in mandatory prepayments of the Senior Subordinated Facility pursuant to the terms thereof) cause to be prepaid Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds;

(v) If for any reason the aggregate Revolving Credit Exposure at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrowers shall on the next Business Day prepay Revolving Loans and/or Cash Collateralize the L/C Obligations or Bankers’ Acceptance Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations or Bankers’ Acceptance Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Revolving Credit Exposure exceeds the aggregate Revolving Credit Commitments then in effect.

(vi) Lease Consent Payments. On or prior to the date which is one year after the receipt of such payments, Dollarama shall cause to be prepaid Term Loans in an amount equal to the difference between (a) the amount of any payments made to Canadian Holdco under Section 2.6(g) of the Purchase Agreement and (b) fees and expenses incurred (or reasonably anticipated to be incurred) by Canadian Holdco or any of its Subsidiaries in connection with store closings, openings, renegotiated leases, increased lease costs or replacements in connection with the events leading to such payments.

(vii) Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied (x) other than with respect to clause (vi), first, to repay the outstanding principal balance of the

Term A Loans, until all Term A Loans shall have been prepaid in full; and second, to repay the outstanding principal balance of the Term B Loans, until such Term B Loans shall have been repaid in full and (y) with respect to clause (vi) as directed by Dollarama. All such prepayments shall be applied (x) other than with respect to clause (vi), to reduce ratably the remaining installments of such outstanding principal amounts of the Term Loans (provided that, at Dollarama’s election, such prepayments may first be applied to up to the next four quarterly installments of the relevant Term Loan following the date of such prepayment, in the stated order of their maturities) and (y) with respect to clause (vi) as directed by Dollarama; provided, however, that (x) prior to the fifth anniversary of the Closing Date, such mandatory prepayments shall not be applied to prepayment of the Term B Loans to the extent that any such prepayment, when aggregated with all other scheduled or mandatory principal payments made or required to be made thereunder prior to the fifth anniversary of such date, would exceed 25% of the aggregate principal amount of the Term B Loans on the Closing Date and (y) such mandatory prepayments, to the extent not applied to the Term B Loans pursuant to clause (x) above, (A) in the case of clause (vi) above shall be applied in prepayment of the Term A Loans to the extent outstanding and (B) in all other cases, may be retained by Dollarama; provided, further however, that Dollarama shall, on the next Business Day following the date of the fifth anniversary of the Closing Date, prepay the Term B Loans in an aggregate amount equal to all such amounts retained by Dollarama pursuant to clause (y)(B) above.

(viii) Dollarama shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of Dollarama’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Any Term B Lender (each a “Declining Lender”, and any Term B Lender which is not a Declining Lender, an “Accepting Lender”) may elect, by delivering, not less than one (1) Business Day prior to the proposed prepayment date, a written notice that any mandatory prepayment otherwise required to be made with respect to the Term B Loans held by such Term B Lender pursuant to clauses (i) through (iv) of this Section 2.05(b) not be made, in which event the portion of such prepayment which would otherwise have been applied to the Term B Loans of the Declining Lenders shall instead be retained by Dollarama.

(c) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan or BA Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan or BA Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans or BA Rate Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, the applicable Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from such Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from such Borrower or any other Loan Party) to apply such amount to the prepayment of the relevant outstanding Loans in accordance with this Section 2.05.

Section 2.06. Termination or Reduction of Commitments. (a) Optional. The Borrowers may, upon written notice to the Administrative Agent, terminate the unused Revolving Credit Commitments, or from time to time permanently reduce the unused Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of CA$500,000 or any whole multiple of CA$100,000 in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit, or the Swing Line Sublimit exceeds the amount of the Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Revolving Credit Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrowers. Notwithstanding the foregoing, the Borrowers may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Term A Commitment of each Term A Lender and the Term B Commitment of each Term B Lender shall be automatically and permanently reduced to zero at 6:00 p.m., on the Closing Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued and unpaid until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.07. Repayment of Loans. (a) Term A Loans. Dollarama shall repay to the Administrative Agent for the ratable account of the Term A Lenders the aggregate Term A Loans outstanding in consecutive quarterly installments as follows (which installments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Aggregate Term A Loan Principal Amortization Payment
April 30, 2005	CA$	1,500,000
July 31, 2005	CA$	1,500,000
October 31, 2005	CA$	1,500,000

January 31, 2006	CA$	1,500,000
April 30, 2006	CA$	3,000,000
July 31, 2006	CA$	3,000,000
October 31, 2006	CA$	3,000,000

January 31, 2007	CA$	3,000,000
April 30, 2007	CA$	4,500,000
July 31, 2007	CA$	4,500,000
October 31, 2007	CA$	4,500,000

January 31, 2008	CA$	4,500,000
April 30, 2008	CA$	6,000,000
July 31, 2008	CA$	6,000,000
October 31, 2008	CA$	6,000,000

January 31, 2009	CA$	6,000,000
April 30, 2009	CA$	7,500,000
July 30, 2009	CA$	7,500,000

Maturity Date	CA$	45,000,000;

provided that the final principal repayment installment of the Term A Loans shall be paid on the Maturity Date of the Term A Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date.

(b) Term B Loans. Dollarama shall repay to the Administrative Agent for the ratable account of the Term B Lenders 0.25% of the initial aggregate principal amount of the Term B Loans on the last business day of each January, April, July and October, commencing April 30, 2005 (which installments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05); provided that the final principal repayment installment of the Term B Loans shall be repaid on the Maturity Date for the Term B Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term B Loans outstanding on such date.

(c) Revolving Credit Loans. Each Borrower shall repay to the Administrative Agent for the ratable account of the applicable Revolving Credit Lenders on the Maturity Date of the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans borrowed by such Borrower and outstanding on such date.

(d) Swing Line Loans. Each Borrower shall repay each Swing Line Loan borrowed by such Borrower on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date of the Revolving Credit Facility.

Section 2.08. Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each BA Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the BA Rate for such Interest Period plus the Applicable Rate; and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b) While any Event of Default set forth in Section 8.01(a) or (f) exists, each Borrower shall pay interest on past due amounts owed by such Borrower at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Revolving Credit Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee (each, a “Revolving Credit Commitment Fee” and, collectively, the “Revolving Credit Commitment Fees”) equal to the Applicable Rate times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations; provided that any Revolving Credit Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Revolving Credit Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Revolving Credit Commitment Fee shall accrue on the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The Revolving Credit Commitment Fees shall accrue at all times from the date hereof until the Maturity Date of the Revolving Credit Facility, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each January, April, July and October, commencing with the first such date to occur after the Closing Date, and on the Maturity Date of the Revolving Credit Facility. The Revolving Credit Commitment Fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified, including the fees set forth in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10. Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of (i) with respect to Base Rate Loans, Revolving Credit Commitment Fees and Letter of Credit Fees, a three hundred and sixty five (365) or a three hundred and sixty six (366) day year, as applicable, and (ii) with respect to Eurodollar Rate Loans, a three hundred and sixty (360) day year. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement. If any provision of this Agreement would oblige any Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that

Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i) first, by reducing the amount or rate or interest required to be paid to the affected Lender; and

(ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

Section 2.11. Evidence of Indebtedness. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to each Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of each Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from any Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement and the other Loan Documents.

Section 2.12. Payments Generally. (a) All payments to be made by each Borrower shall be made in the currency in which the relevant Obligation is denominated and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by each Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in U.S. Dollars or Canadian Dollars (as applicable for the relevant Obligation) and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, as applicable, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless any Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent, hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent, may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if such Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to such Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”), at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and such Borrower shall pay such amount to the Administrative Agent together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or such Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the relevant Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations, Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative

Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Notwithstanding the foregoing, no such sharing shall be required as between Revolving Credit Lenders, Term A Lenders, on the one hand, and Term B Lenders, on the other hand, prior to the occurrence of an Event of Default.

Section 2.14. Incremental Credit Extensions. The Borrowers may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request, in the case of Dollarama (a) one or more additional tranches of U.S. Dollar denominated term loans (the “Incremental U.S. Dollar Term Loans”), (b) one or more additional tranches of Canadian Dollar denominated term loans (the “Incremental Canadian Dollar Term Loans”, and together with any Incremental U.S. Dollar Term Loans, the “Incremental Term Loans”) or in the case of any Borrower, (c) one or more increases in the amount of Revolving Credit Commitments relating to Canadian Dollar denominated loans to be made available to the Borrower (the “Revolving Commitment Increase”), provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist and the applicable Borrower shall be in compliance with each of the covenants set forth in Section 7.11 determined on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of such Borrower as if such Incremental Term Loans had been outstanding on the last day of such fiscal quarter of such Borrower for testing compliance therewith. Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than CA$25,000,000 (or the U.S. Dollar equivalent thereof as determined by the Agents) (provided that (i) with respect to any tranche of Incremental Term Loans that will not be incorporated into a tranche of existing Term Loans, such amount may not be less than CA$50,000,000 (or the U.S. Dollar equivalent thereof as determined by the Agents) and (ii) such amount may be less than CA$25,000,000 (or the U.S. Dollar equivalent thereof as determined by the Agents) if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans and Revolving Commitment Increases shall not together exceed CA$150,000,000 (or the U.S. Dollar equivalent thereof as determined by the Agents). The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans, (b) shall not mature earlier than the Maturity Date with respect to, in the case of any Incremental Canadian Dollar Term Loans, the Term A Facility and with respect to any Incremental U.S. Dollar Term Loans, the Term B Facility (but may have nominal amortization prior to such date), (c) except as set forth above, shall be treated substantially the same as (and in any event no more favorably than) the Term A Loans or Term B Loans, as applicable (in each case, including with respect to mandatory and voluntary prepayments, covenants, guarantees and collateral), provided that (i) the terms and conditions applicable to Incremental Term Loans maturing after the Maturity Date with respect to the Term A Facility or Term B Facility, as applicable, may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date with respect to the Term A Facility or Term B Facility, as applicable, (ii) the Incremental Term Loans may be priced differently than the Term Loans, and (iii) the terms of the Incremental Term Loans and Revolving Commitment Increases (including with respect to maturity, amortization and mandatory prepayments) shall be structured to avoid any Canadian withholding tax on interest payments thereon; provided further that (i) if the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Term Loans) relating to any Incremental Term Loans exceeds the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Term Loans) relating to the Term Loans immediately prior to the effectiveness of the applicable Incremental Amendment by more than 0.50%, the Applicable Rate relating to the Term Loans shall be adjusted to be equal to the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Term Loans) relating to such Incremental Term Loans minus 0.50%. Each notice from Dollarama pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans and Revolving Credit Increases may be made by any existing Lender (and each existing Term Lender will have the right to make a portion of any Incremental Term Loan on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Agents); provided that the Agents shall have consented (not to be unreasonably withheld) to such Lender’s making such Incremental Term Loans if such consent would be required under Section 10.07(a) for an assignment of Loans to such Lender and provided, further that Revolving Commitment Increases and Incremental Canadian Dollar Term Loans shall not be held by any Foreign Lender without the consent of Dollarama. Each existing Lender shall, by notice to the applicable Borrower and the Agents given not later than 10 days after the date of the Agents’ notice delivered pursuant to the first sentence of this paragraph, either agree to make a portion of any Incremental Term Loan or provide a portion of any Revolving Commitment Increase, or decline to do so (and any existing Lender that does not deliver such notice within such period of 10 days shall be deemed to have declined to do so). In the event that, on the 10th day after the Administrative Agent shall have delivered the notice pursuant to the first sentence of this paragraph, the existing Lenders shall have agreed pursuant to the preceding sentence to make Incremental Term Loans or to provide Revolving Commitment Increase, as applicable, in an aggregate amount less than the amount requested by the applicable Borrower, the Incremental Term Loans may be made, and any Revolving Commitment Increase may be provided, by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Additional Lender’s making such Incremental Term Loans if such consent would be required under Section 10.07(a) for an assignment of Loans to such Additional Lender and provided, further that Revolving Commitment Increases and Incremental Canadian Dollar Term Loans shall not be held by any Foreign Lender without the consent of Dollarama. Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the applicable Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Agents. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agents, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the Closing Date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. Subject to the minimum principal amount requirements specified above in this Section 2.14, no more than eight Incremental Facility Closing Dates may be selected by the Borrowers. No Borrower will use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases unless it so agrees. Upon each increase in the Revolving Credit Commitments pursuant to this Section, (a) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase

(each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayments shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurring by any Lender in accordance with Section 3.05. The Agents and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE 3

Taxes, Increased Costs Protection and Illegality

Section 3.01. Taxes. (a) Except as provided in this Section 3.01, any and all payments by or on account of any obligation of any Borrower to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges (including without limiting the foregoing, all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, payroll, employee, health, excise, real property and personal property taxes), and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on or measured by its net income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains the applicable Lending Office, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within sixty (60) days after the date of such payment, such Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agents.

(b) In addition, each Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made by such Borrower under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) Each Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent and such Lender, and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides such Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor.

(d) No Borrower shall be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the lending office of such Lender, except to the extent that any such change is requested or required in writing by a Borrower (and provided that nothing in this clause (d) shall be construed as relieving any Borrower from any obligation to make such payments or indemnification in the event of a change in lending office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law occurring after the Closing Date).

(e) If any Lender or Agent shall become aware that it is entitled to receive a refund in respect of amounts paid by any Borrower pursuant to this Section 3.01, which refund in the good faith judgment of such Lender or Agent is allocable to such payment, it shall promptly notify such Borrower of the availability of such refund and shall, within thirty (30) days after the receipt of a request by such Borrower, apply for such refund provided that in the sole judgment of the Lender or Agent, applying for such refund would not be disadvantageous to it. If any Lender or Agent determines that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Borrower pursuant to this Section 3.01, it shall promptly remit such refund (including any interest included in such refund) to such Borrower (to the extent that it determines that it can do so without prejudice to the retention of the refund), net of all out-of-pocket expenses of the Lender or Agent, as the case may be; provided that such Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interests or other charges imposed by the relevant taxation authority or other authority in accordance with applicable Laws) to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at such Borrower’s request, provide such Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(f) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by any Borrower, use commercially reasonable efforts (but in such Lender’s sole discretion and subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid the consequences of such event, including to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(f) shall affect or postpone any of the Obligations of such Borrower or the rights of such Lender pursuant to Section 3.01(a) and (c).

Section 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to Dollarama through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and Dollarama that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, such Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, such Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that U.S. Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify Dollarama and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon Dollarama’s receipt of such notice, each Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans or BA Rate Loans. (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, BA Rate Loans, accepting Bankers’ Acceptances or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the Canadian or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office and (iii) reserve requirements contemplated by Section 3.04(c)) does not represent the cost to such Lender in relation to its making, funding or maintaining of Eurodollar Rate Loans or BA Rate Loans, as applicable, then from time to time upon demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The applicable Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided such Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by any Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of any Borrower or the rights of such Lender pursuant to Section 3.04(a), (b) or (c).

Section 3.05. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower, including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by each Borrower to the Lenders under this Section 3.05, (i) each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded and (ii) each Lender shall be deemed to have funded each BA Rate Loan made by it at the BA Rate for such Loan by a matching deposit or other borrowing in the Canadian interbank market for a comparable amount and for a comparable period, whether or not such BA Rate Loan was in fact so funded.

Section 3.06. Matters Applicable to All Requests for Compensation. (a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to Dollarama setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, no Borrower shall be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies such Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim for compensation is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by any Borrower under Section 3.04, such Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans or BA Rate Loans, as applicable, or to convert Base Rate Loans into Eurodollar Rate Loans or BA Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan or BA Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans or BA Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into U.S. Base Rate Loans, or such Lender’s BA Rate Loans shall automatically be converted into Canadian Prime Rate Loans, as applicable, in each case on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans or BA Rate Loans, as applicable (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans or BA Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans or BA Rate Loans shall be applied instead to its U.S Base Rate Loans or Canadian Prime Rate Loans, as the case may be; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans or BA Rate Loans shall be made or continued instead as U.S. Base Rate Loans or Canadian Prime Rate Loans, as the case may be, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans or BA Rate Loans shall remain as U.S. Base Rate Loans or Canadian Prime Rate Loans, as the case may be.

(d) If any Lender gives notice to Dollarama (with a copy to the Agent) that the circumstances specified in Section 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans or BA Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans or BA Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans or BA Rate Loans, as applicable, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans or BA Rate Loans, as applicable, and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07. Replacement of Lenders under Certain Circumstances. (a) If at any time (x) any Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans or BA Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (y) any Lender becomes a Defaulting Lender or (z) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 3.07), then such Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender with respect to each applicable Facility by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by such Borrower in such instance) all of its rights and obligations under this Agreement with respect to such applicable Facility to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to Dollarama or Administrative Agent. Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s applicable Commitment and outstanding applicable Loans and participations in L/C Obligations and Swing Line Loans, (ii) all obligations of any Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by such Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, (i) the Lender that acts as the L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) any Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment (and whose agreement is required) shall be deemed a “Non-Consenting Lender.”

Section 3.08. Survival. Each Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

Conditions Precedent to Credit Extensions

Section 4.01. Conditions of Initial Credit Extension. The obligation of each Initial Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Agents’ receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to each Agent and its legal counsel:

(i) executed counterparts of this Agreement and each Guaranty;

(ii) a Note executed by the applicable Borrower in favor of each Lender requesting a Note;

(iii) the Security Documents, each duly executed by each Loan Party party thereto, together with:

(A) certificates representing the pledged securities referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the pledged debt referenced therein endorsed in blank,

(B) copies of all lien searches with respect to the Loan Parties and the Collateral, together with copies of the financing statements disclosed by such searches, and accompanied by evidence reasonably satisfactory to the Agents that the Liens indicated in any such financing statement would be permitted by Section 7.01 or have been or will be contemporaneously released or terminated, and all proper financing statements, duly prepared for filing under the PPSA or equivalent personal property legislation in all jurisdictions that the Agents may deem reasonably necessary in order to perfect, render opposable and protect the Liens created under the Security Documents, covering the Collateral described in the Security Documents,

(C) evidence that all other actions, recordings and filings of or with respect to the Security Documents that the Agents may deem reasonably necessary in order to perfect, render opposable and protect the Liens created thereby shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Agents,

(iv) such certificates or resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as any Agent may reasonably require evidencing the identity, authority and capacity of each Loan Party and Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(v) such documents and certifications as any Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that Dollarama and each of the Guarantors is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(vi) opinions from (A) Ropes & Gray LLP, New York counsel to the Loan Parties and (B) Stikeman Elliott LLP, Canadian counsel to the Loan Parties and any other local counsel listed on Schedule 4.01(a) (including, without limitation, with respect to Canadian withholding taxes), each addressed to each Agent and each Lender and each in form and substance reasonably satisfactory to the Agents;

(vii) a certificate attesting to the Solvency of Holdings and its Subsidiaries (taken as a whole) after giving effect to the Transaction, from a Responsible Officer of Dollarama;

(viii) a certified copy of the Transaction Documents, duly executed by the parties thereto, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent and the Initial Lenders shall reasonably request;

(ix) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Agents shall have requested to be so named;

(x) a pro forma combined balance sheet of Holdings and its Subsidiaries as of the Closing Date, after giving effect to the Transactions, together with a certificate of a Responsible Officer of Holdings to the effect that such statements fairly present in all material respects the pro forma financial position of Holdings and its Subsidiaries in accordance with Canadian GAAP;

(xi) a complete printed Confidential Information Memorandum relating to each of the Facilities and confirmation that application has duly been made for a rating of the Facilities by S&P and by Moody’s; and

(xii) a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension.

(b) All fees and expenses required to be paid on or before the Closing Date shall have been paid in full in cash.

(c) All material governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions shall have been obtained and shall remain in effect (other than landlord consents with respect to retail leases of the Business which have not been obtained as of the Closing Date); all applicable waiting periods in connection with the Transactions shall have expired without any action being taken by any competent authority that could restrain, prevent or impose any material adverse conditions on any of the Loan Parties or the Transactions.

(d) The Purchase Agreement shall be in full force and effect.

(e) Prior to or simultaneously with the initial Credit Extension, (i) the Equity Contributions shall have been funded in full (ii) the Senior Subordinated Loans shall have been funded in full pursuant to the Senior Subordinated Credit Agreement, and (iii) the Acquisition (other than the exercise of the Heritage Inventory Option (as defined in the Purchase Agreement)) shall be consummated in accordance with the terms of the Purchase Agreement, without any waiver or amendment that would be materially adverse to the interests of the Lenders (unless the Agents shall have consented to such waiver or amendment) and in any event disclosed in writing to the Agents, and in compliance with applicable material Laws and regulatory approvals, all as certified (in form and substance satisfactory to the Agents) by a Responsible Officer.

(f) The final terms and conditions of each material aspect of the Acquisition shall be (i) as described in the Purchase Agreement as in effect on October 21, 2004 and in the commitment letter dated as of November 18, 2004, as amended, among Canadian Holdco, the Initial Lenders and the Agents and (ii) to the extent not described in the documents described in clause (i) or in other information provided by Canadian Holdco to the Initial Lenders and the Agents prior to October 21, 2004, reasonably satisfactory to the Agents. The Agents shall have received certified copies of, and be reasonably satisfied with all material agreements, instruments and documents relating to the Transaction.

(g) Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its Subsidiaries shall have no outstanding Indebtedness or preferred stock other than (i) Indebtedness outstanding under this Agreement, (ii) the Senior Subordinated Facility, (iii) the NB Subordinated Debt and the Subco Subordinated Debt and (iv) the Indebtedness set forth on Schedule 7.03(b).

Section 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans or BA Rate Loans or an issuance (with respect to an existing Borrowing) of Bankers Acceptances after the Closing Date) is subject to the following conditions precedent:

(a) The representations and warranties of Dollarama and each other Loan Party contained in Article 5 or any other Loan Document (i) with respect to the initial Credit Extension on the Closing Date, shall be true and correct on and as of the Closing Date and (ii) with respect to each Credit Extension after the Closing Date, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b) No Default shall exist immediately prior to and after giving effect to such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans or BA Rate Loans) submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Section 4.03. Determinations of Initial Borrowing Conditions. For purposes of determining compliance with the conditions specified in Section 4.01(Conditions of Initial Credit Extension), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Credit Extension and specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of the applicable Credit Extension.

ARTICLE 5

Representations and Warranties

Each of Holdings and each Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is a Person organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate, partnership or other entity power and authority to (i) own or lease its assets and carry on its business as now being conducted and (ii) execute, deliver and perform its obligations under the Loan Documents and the other Transaction Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document and each Transaction Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i)(x) any Junior Financing Documentation or (y) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable Law; except with respect to any conflict, breach or contravention or payment, to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or, except as set forth on Schedule 5.03, any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or any other Transaction Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection, opposability or maintenance of the Liens created under the Collateral Documents (including the priority thereof), except for (i) filings or registrations necessary to perfect or render opposable the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document and each other Transaction Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity and good faith.

Section 5.05. Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements fairly present in all material respects the financial condition of the Sellers and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with Canadian GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. During the period from January 31, 2004 to and including the Closing Date, there has been (i) no Disposition by the Sellers (except pursuant to the Purchase Agreement), Holdings or their respective Subsidiaries of any material part of the Business by the Sellers (except pursuant to the Purchase Agreement), Holdings or their respective Subsidiaries, taken as a whole and (ii) except as contemplated under the Transactions, no purchase or other acquisition (other than the acquisition of certain of the assets of Old Aris by the Sellers on or prior to the Closing Date) by the Sellers, Holdings or their respective Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of each Seller and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole, in each case, which has not been disclosed in writing to the Lenders prior to the Closing Date.

(b) Since January 31, 2004, there has occurred no event which has resulted in or could reasonably be expected to result in a material adverse change in the business, assets, results of operations or financial condition of (i) as of the Closing Date, either Seller and its respective Subsidiaries taken as a whole, or (ii) as of any date of determination, Holdings and its Restricted Subsidiaries, taken as a whole.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of Holdings and its Subsidiaries for each fiscal year ending after the Closing Date until the seventh anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent and the Initial Lenders prior to the Closing Date in a form reasonably satisfactory to them, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

Section 5.06. Litigation. Except as set forth on Schedule 5.06, there are no actions, investigations, suits, proceedings, claims or disputes pending or, to the knowledge of Dollarama, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or, as of the Closing Date, the consummation of the Transactions, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. No Default. Neither Holdings nor any of its Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08. Ownership of Property; Liens. (a) Each Loan Party and each of its Restricted Subsidiaries has good record and indefeasible title in fee simple (or equivalent thereof in the jurisdiction where the property is located) to, or valid leasehold interests (or equivalent thereof in the jurisdiction where the property is located) in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 or except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Set forth on Schedule 5.08(b) hereto is a complete and accurate list of all Leased Real Properties of each Loan Party or any of its Restricted Subsidiaries, as of the Closing Date, showing as of the date hereof the street address (to the extent available), city or province. As of the Closing Date no Loan Party owns any real property.

Section 5.09. Environmental Compliance. (a) Except as set forth on Schedule 5.09, there are no claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 5.09 or except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or, if applicable, formerly owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries is listed, or, to the knowledge of Dollarama, proposed for listing on the National Priorities List or on the CERCLIS or any analogous foreign, state or local list; (ii) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on, at or under any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries or if applicable and to Dollarama’s knowledge, on, at or under any property formerly owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries (while owned, leased or operated by any such Loan Party or any of its Subsidiaries); (iii) there is no asbestos or asbestos-containing material on or at any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries; and (iv) there has been no Release of Hazardous Materials on, at or under any property currently or, if applicable, formerly owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries except for such Releases, that were in material compliance with applicable Environmental Laws.

(c) Neither any property of any Loan Party currently owned or operated nor the operations conducted thereon violate any applicable order of any court or Governmental Authority or applicable Environmental Laws, which violation could reasonably be expected to result in remedial obligations having a Material Adverse Effect. For greater certainty, such properties do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) to the knowledge of any Loan Party or any of its Subsidiaries, could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Except as set forth on Schedule 5.09, none of Holdings or its Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any applicable Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated at any and all property of any Loan Party or any of its Restricted Subsidiaries have been treated, transported, stored and disposed of only in accordance with Environmental Law applicable to them, except to the extent the failure to have such Hazardous Materials transported, treated or disposed by such carriers could not reasonably be expected to have a Material Adverse Effect, and only at treatment, storage and disposal facilities maintaining valid permits under applicable Environmental Law, which, to the knowledge of any Loan party or any of its Subsidiaries carriers and facilities have been and are operating in compliance with such permits, except to the extent the failure to have such Hazardous Materials treated, transported, stored or disposed at such facilities, or the failure of such carriers or facilities to so operate, could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect.

(f) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, if applicable, formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries (while owned or operated by any Loan Party or any of its Subsidiaries) have been disposed of in a manner not reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect.

(g) Except as set forth on Schedule 5.09, neither Holdings nor any of its Restricted Subsidiaries (i) has become subject to any Environmental Liability, (ii) has received notice of any claim with respect to any Environmental Liability, or (iii) knows of any basis for any Environmental Liability, except for such Environmental Liabilities that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(h) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by any Loan Party or any of its Subsidiaries in connection with the operation or use of any and all property of the Loan Parties, including but not limited to past or present treatment, transportation, storage, disposal or release of Hazardous Materials into the environment, have been duly obtained or filed, except to the extent the failure to obtain or file such notices, permits, licenses or similar authorizations could not reasonably be expected to have a Material Adverse Effect, or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect.

Section 5.10. Taxes. Except as set forth on Schedule 5.10, Holdings and its Subsidiaries have filed all federal, provincial, state and other tax returns and reports required to be filed, and have paid all federal and material provincial, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (including all installments), except those (a) which are not overdue by more than thirty (30) days, (b) which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with Canadian GAAP or (c) with respect to which the failure to make such filing or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.11. Subsidiaries; Equity Interests. Holdings and Dollarama have heretofore delivered to the Administrative Agent a true and complete copy of the Holdings partnership agreement and Dollarama’s partnership agreement or equivalent document. As of the Closing Date (after giving effect to the Transactions), neither Holdings nor any Loan Party has any Subsidiaries other than those set forth on Schedule 5.11, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by Holdings or a Loan Party free and clear of all Liens except (x) those created under the Collateral Documents and (y) any nonconsensual Lien that is permitted under Section 7.01 and (iv) Schedule 5.11 sets forth the legal name, type of entity and jurisdiction of each Subsidiary, the ownership interest of Holdings, Dollarama and any other Subsidiary in each Subsidiary, including the percentage of such ownership and identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date.

Section 5.12. Margin Regulations; Investment Company Act; Public Utility Holding Company Act. (a) Neither Holdings nor any of its Subsidiaries is engaged and neither Holdings nor any of its Subsidiaries will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) None of Dollarama, Holdings, any Person Controlling Dollarama, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby (including the Confidential Information Memorandum delivered pursuant to Section 4.01(a)(xi)) and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Dollarama represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.14. Intellectual Property; Licenses, Etc. Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, database rights and design rights and other intellectual property rights that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of any other Person, except to the extent the failure to own or possess such rights or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of Dollarama, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Restricted Subsidiary infringes upon any rights held by any other Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Dollarama, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15. Solvency. On the Closing Date after giving effect to the Transactions, Holdings and the Borrower Parties, on a consolidated basis, are Solvent.

Section 5.16. Labor Matters. Except as in the aggregate could not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against Dollarama or any of its Restricted Subsidiaries pending or, to the knowledge of Dollarama, threatened. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Dollarama or any of its Restricted Subsidiaries is bound.

Section 5.17. Perfection, Etc. All filings, registrations and other actions necessary or desirable to perfect, render opposable and protect the Lien in the Collateral created under the Collateral Documents have been or will, within the required time periods under the Collateral Documents, be duly made or taken or otherwise provided for and are (or will so be) in full force and effect, and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings, registrations and other actions, perfected and opposable first priority Lien in the Collateral, securing the payment of the Obligations, subject to Liens permitted by Section 7.01. The Loan Parties are the legal and beneficial owners (or equivalent thereof in the jurisdiction where the property is located) of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

Section 5.18. Insurance. All policies of insurance of any kind or nature of the Loan Parties, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person.

Section 5.19. Use of Proceeds. All proceeds of the Credit Extensions are being used to (i) finance in part the Acquisition, (ii) to pay fees and expenses incurred in connection with the Transactions and (iii) to provide ongoing working capital and for other general corporate purposes of Dollarama and its Subsidiaries (including Permitted Acquisitions).

Section 5.20. Canadian Employee Benefit Plans. Each of Holdings, Dollarama and their respective Subsidiaries have complied in all material respects with all Laws regarding each Canadian Employee Benefit Plan (including, without limitation and where applicable, the Supplemental Pension Plans Act (Quebec) and the Income Tax Act (Canada); and each Canadian Employee Benefits Plan is, and has been, established, registered (where required), invested, maintained and administered in substantial compliance with its terms, applicable collective bargaining agreements and all applicable Laws, in each case except where noncompliance has not had and could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by each of Holdings, Dollarama or their respective Subsidiaries to or in respect of the Canadian Employee Benefits Plans have been made on a timely basis in accordance with applicable Laws, the terms of any Canadian Employee Benefit Plans and any applicable collective agreement. None of the Canadian Employee Benefit Plans provides benefits on a defined benefit basis. There exists no outstanding liability of any of Holdings, Dollarama or any of their Subsidiaries with respect to any Canadian Employee Benefit Plan that has been terminated, which liability has had or could (individually or together with other similar liabilities) reasonably be expected to have a Material Adverse Effect. None of the Canadian Employee Benefits Plans is a multi-employer pension plan or other form of multi-employer plan. All obligations regarding the Canadian Employee Benefits Plans have been satisfied and there are no outstanding defaults or violations by any party thereto and no taxes, penalties or fees are owing or eligible under any of the Canadian Employee Benefits Plans, in each case that could reasonably be expected to have a Material Adverse Effect. No Canadian Employee Benefits Plan, nor any related trust or other funding medium thereunder, is subject to any pending, threatened or anticipated investigation, examination or other proceeding, action or claim initiated by any Governmental Authority, by or on behalf of any of the Canadian Employee Benefits Plans, by any employee, former employee or beneficiary covered under any such Canadian Employee Benefits Plan, or otherwise involving any such Canadian Employee Benefits Plan or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Canadian Employee Benefits Plan required to be registered; that in each case individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE 6

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings and Dollarama shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

Section 6.01. Financial Statements. Deliver (or in the case of Predecessor Interim Financial Statements (as defined below), use its best efforts to deliver) to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Dollarama, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of earnings, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with Canadian GAAP, audited and accompanied by a report and opinion of Dollarama’s Accountants or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with U.S. generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and shall include a reconciliation thereof to U.S. GAAP, audited by the Dollarama’s Accountants and prepared in accordance with Regulations S-X of the United States Securities Exchange Act of 1934 and which is reasonably acceptable to the Agents; provided that, with respect to the period prior to the Closing Date, such financial statements may be prepared on a combined basis; and provided, further, that with respect to the fiscal year ending January 31, 2005, such consolidated financial statements shall be delivered no later than May 31, 2005, and shall consist of (1) a combined balance sheet of S. Rossy Inc. and Dollar A.M.A Inc. as of the Closing Date, (2) combined statements of earnings, retained earnings and cash flows for the period from February 1, 2004 through the Closing Date (the “Predecessor Interim Period”, and the financial statements for the Predecessor Interim Period, the “Predecessor Interim Financial Statements”), (3) a combined balance sheet for the fiscal year ended January 31, 2004, (4) a combined statement of earnings, retained earnings and cash flows for the fiscal year ended January 31, 2004 (the “Predecessor Annual Period”), (5) a consolidated balance sheet as of January 31, 2005 and (6) consolidated statements of earnings, retained earnings and cash flows for the period from the Closing Date through January 31, 2005 (the “Successor Interim Period”, and the financial statements for the Successor Interim Period, the “Successor Interim Period Financial Statements”). It is being understood that the balance sheets at January 31, 2004, the Closing Date and January 31, 2005 and the statements of earnings, retained earnings and cash flows for the Predecessor Annual Period, the Predecessor Interim Period and the Successor Interim Period will not be comparative due to the application of purchase accounting in the Successor Interim Period Financial Statements. It is also being understood that the Closing Date balance sheet and the Predecessor Interim Period Financial Statements shall include the accounts of Aris on a consolidated basis effective as of February 1, 2004 and the Successor Interim Financial Statements shall reflect the acquisition of the Aris assets by the Sellers prior to the Closing Date.

(b) as soon as available, but in any event within forty-five (45) days (or, for the fiscal quarter ended April 30, 2005, 75 days) after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings, an unaudited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Dollarama as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with Canadian GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and which shall include a reconciliation thereof to U.S. GAAP prepared by Dollarama’s Accountants which is reasonably acceptable to the Agents;

(c) as soon as available, but in any event no later than forty-five (45) days after the end of each fiscal year, forecasts prepared by management of Dollarama, in form reasonably satisfactory to the Administrative Agent, including a projected consolidated balance sheet as of the end of the following fiscal year, and related projected consolidated income statements and cash flow statements of Holdings and its Subsidiaries for the fiscal year following such fiscal year then ended; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.11 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Dollarama (which shall set forth reasonably detailed calculations (A) demonstrating compliance with Section 7.11, (B) of the available Cumulative Growth Amount, (C) of the amounts used under each basket set forth in Section 7.01. 7.02, 7.03, 7.05 and 7.06 that is subject to a numerical limitation, (D) in the case of any delivery of financial statements under Section 6.01(a) in respect of any fiscal year ending on or after January 31, 2006, of Excess Cash Flow for such fiscal year and (E) of the Consolidated Adjusted Leverage Ratio for purposes of determining the Applicable Rate) and, if such Compliance Certificate demonstrates an Event of Default of any covenant under Section 7.11, the Investors may deliver, together with such Compliance Certificate, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default through a Permitted Cure Issuance; provided that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Loan Document;

(c) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Dollarama, Holdings or Canadian Holdco, and copies of all annual, regular, periodic and special reports and registration statements which Dollarama may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the United States Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any U.S. national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto, and (ii) copies of each publicly available annual report, proxy or financial statement or other report or communication sent to the security holders of Dollarama, Holdings or Canadian Holdco, and copies of all publicly available annual, regular, periodic and special reports and preliminary and final prospectuses which Dollarama, Holdings or Canadian Holdco may file or be required to file, copies of any report, filing or communication with the securities regulatory authority of any province or territory of Canada (or any Governmental Authority succeeding to any of the principal functions thereof) or with any securities exchange in Canada of competent jurisdiction, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business) from, or statement or report furnished to, any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Junior Financing Documentation in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC or any securities regulatory authority in any province or territory of Canada (or any Governmental Authority succeeding to the any of the principal functions thereof) (or comparable agency in any applicable jurisdiction outside of the United States or Canada) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(f) together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), (i) a report identifying all owned real property disposed of by any Loan Party or any of its Restricted Subsidiaries since the delivery of the last supplements and a list and description of all real property acquired or leased since the delivery of the last supplements (including the street address (if available) or other relevant jurisdiction, state, province, and in the case of the owned real property, the record owner), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b), and (iii) a list of each Subsidiary that is an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate;

(g) promptly after the furnishing thereof, copies of all financial statements, forecasts, budgets or other similar information furnished to the lenders or holders of any Indebtedness issued by a Loan Party or its Restricted Subsidiaries pursuant to Rule 144A under the United States Securities Act of 1933, or in any similar transaction;

(h) no later than five (5) Business Days after receipt thereof by any Loan Party, copies of each management letter, exception report or similar letter or report received by any Loan Party from its independent certified public accountants (including the Dollarama’s Accountants); and

(i) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary or (to the extent available and reasonably requested) any joint venture), or compliance with the terms of the Loan Documents, as any Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC and/or the applicable securities regulatory authorities of any province or territory of Canada (or any Governmental Authority succeeding to any of the principal functions thereof)) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Dollarama posts such documents, or provides a link thereto on Dollarama’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Dollarama’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) at the request of any Agent, Dollarama shall deliver paper copies of any such documents to such Agent and (ii) Dollarama shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Dollarama shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Dollarama with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.03. Notices. Promptly after obtaining knowledge thereof notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Restricted Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Restricted Subsidiary and any Governmental Authority or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws or the assertion or occurrence of any noncompliance by any Loan Party or as any of its Restricted Subsidiaries with any applicable Environmental Law or Environmental Permit.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of Dollarama (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and directing that such notice be delivered by the Administrative Agent to each Lender and (y) setting forth details of the occurrence referred to therein and stating what action Dollarama has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05, except (x) that Holdings, Dollarama and their respective Restricted Subsidiaries may consummate the Transactions and (y) for the liquidation or dissolution of Restricted Subsidiaries if the assets of such Restricted Subsidiaries are acquired by Holdings, Dollarama or a wholly owned Restricted Subsidiary of Dollarama in such liquidation or dissolution and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice, and (c) Holdings, Dollarama and their respective Restricted Subsidiaries may close or otherwise cease to operate stores, warehouses or distribution centers and remove fixtures and personalty therefrom upon the expiration or other termination of the applicable lease if the board of directors of Dollarama or such Restricted Subsidiary, as the case may be, determines in good faith that the maintenance and continued operation thereof is no longer desirable in the conduct of the business of Holdings, Dollarama or such Restricted Subsidiary, as the case may be.

Section 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings, Dollarama and their respective Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

Section 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with Canadian GAAP, consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, Dollarama or one of their Restricted Subsidiaries, as the case may be.

Section 6.10. Inspection Rights. Permit representatives and independent contractors of any Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such independent public accountants’ customary procedures), all at the reasonable expense of Dollarama and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Dollarama; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only an Agent on behalf of the Lenders may exercise rights of the Agents and the Lenders under this Section 6.10 and the Agents shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at Dollarama’s expense; provided further that when an Event of Default exists any Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Dollarama at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give Dollarama the opportunity to participate in any discussions with Dollarama’s independent public accountants.

Section 6.11. Use of Proceeds. Use the proceeds of the Credit Extensions (i) to finance in part the Acquisition, (ii) to pay fees and expenses incurred in connection with the Transactions and (iii) to provide ongoing working capital and for other general corporate purposes of Dollarama, as applicable, and its Subsidiaries (including Permitted Acquisitions).

Section 6.12. Covenant to Guarantee Obligations and Give Security. (a) Upon (A) the formation or acquisition of any new direct or indirect Restricted Subsidiary by any Loan Party or the designation in accordance with Section 6.16 of any existing direct or indirect Subsidiary as a Restricted Subsidiary or (B) any Restricted Subsidiary guaranteeing any Indebtedness of any Loan Party, Dollarama shall, in each case at Dollarama’s expense:

(i) within thirty (30) days after such formation, acquisition, designation or guarantee or such longer period as the Agents may agree in their discretion:

(A) cause each such Restricted Subsidiary to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Agents, guaranteeing the Obligations of each Loan Party (in the case of a guarantee required pursuant to clause (y), to the extent of the amount of such other guaranteed Indebtedness);

(B) cause each direct or indirect parent of such Restricted Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Agents, guaranteeing the obligations of such Restricted Subsidiary, if any, under the Loan Documents;

(C) cause each such Restricted Subsidiary to furnish to the Agents a description of the real properties owned and leased by such Restricted Subsidiary in detail reasonably satisfactory to the Agents;

(D) cause (x) each such Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.12 at the request of the Agents to duly execute and deliver to the Administrative Agent Mortgages, Hypothecs, pledge agreements, Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Agents (consistent with the Mortgages, Hypothecs, Pledge Agreements, Security Agreement and other security agreements in effect on the Closing Date), granting a Lien in substantially all of the personal property of such Restricted Subsidiary and all owned real property with a value in excess of CA$2,000,000 (provided that, if a mortgage tax will be owed, the amount secured by the Mortgage shall be limited to the fair market value of the property at the time the Mortgage is entered into) and, if permitted by the lease (it being understood and agreed that Dollarama shall, and shall cause its Restricted Subsidiaries to, use commercially reasonable efforts to have such permission included in such lease or otherwise to obtain such permission), each leased real property that is (A) not a retail store and (B) for which a mortgage tax (other than nominal mortgage taxes) is not payable, in each case securing the Obligations of such Restricted Subsidiary under its Guaranty and (y) each direct or indirect parent of each Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.12 to duly execute and deliver to the Administrative Agent such Security Agreement Supplements and other security agreements as specified by and in form and substance reasonably satisfactory to the Agents (consistent with the Security Agreements in effect on the Closing Date) granting a Lien on all of the outstanding Equity Interests issued by such Restricted Subsidiary and held by such direct or indirect parent, and all intercompany debt issued by such Restricted Subsidiary and held by such direct or indirect parent, in each case securing the Obligations of such Restricted Subsidiary under its Guaranty;

(E) (x) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.12 to deliver any and all certificates representing Equity Interests owned by such Restricted Subsidiary accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany debt held by such Restricted Subsidiary, endorsed in blank to the Administrative Agent and (y) cause each direct or indirect parent of such Restricted Subsidiary that is required to provide a guaranty pursuant to this Section 6.12 to deliver any and all certificates representing the outstanding Equity Interests of such Restricted Subsidiary held by such direct or indirect parent, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany debt issued by such Restricted Subsidiary and held by such direct or indirect parent, endorsed in blank to the Administrative Agent;

(F) take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of Mortgages, the filing of PPSA financing statements (or equivalent personal property registrations), the giving of notices and the endorsement of notices on title documents and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, Security Agreement Supplements and security agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(ii) within thirty (30) days after the request therefor by any Agent (or such longer period as such Agent may agree in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Agents as to such matters set forth in this Section 6.12(a) as the Administrative Agent may reasonably request, and

(iii) as promptly as practicable after the request therefor by any Agent, deliver to the Administrative Agent with respect to each parcel of real property with a value in excess of CA$2,000,000 owned by such Restricted Subsidiary that is the subject of such request, title reports in scope, form and substance reasonably satisfactory to the Agents and, to the extent in possession of such Restricted Subsidiary on the date of formation or acquisition thereof, surveys and environmental assessment reports.

(b) Upon the acquisition of (x) any personal property by any Loan Party or (y) fee owned real property (or equivalent concept under the law applicable in the Province of Quebec) with a value in excess of CA$2,000,000 by any Loan Party (provided that, if a mortgage tax will be owed, the amount secured by the Lien referred to below shall be limited to the fair market value of the property at the time the applicable Mortgage is entered into), and such personal property or real property shall not already be subject to a perfected or opposable Lien in favor of the Administrative Agent for the benefit of the Secured Parties, or upon the entering into by any Loan Party of any agreement for a leasehold interest in real property other than (A) any property that is a retail store and (B) any property for which a mortgage tax (other than nominal mortgage taxes) will be owed, provided, however that a Lien with respect to any such leasehold interest shall not be required in the event that the applicable landlord’s consent is required in connection therewith and the Loan Parties are not able to obtain such consent after using reasonable commercial efforts, Dollarama shall give notice thereof to the Administrative Agent and shall, if requested by any Agent or the Required Lenders, cause such assets to be subjected to a Lien securing such Loan Party’s Obligations and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by any Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.12(a)(i)(C), (D), (E) and (F) with respect to personal property and with respect to real property, the execution, delivery and filing or recording of a Mortgage with respect thereto, legal opinions and other documents reasonably required by the Agents (in each case, in form and substance reasonably satisfactory to the Agents).

(c) Notwithstanding the foregoing, (x) the Agents shall not require a delivery of a guaranty or guaranty supplement or take a security interest in those assets to the extent that the cost of obtaining such guaranty, guaranty supplement or Lien (including any mortgage, stamp, intangibles or other tax) are excessive (or could reasonably be expected to conflict with applicable law) in relation to the benefit to the Lenders of the guaranty or security afforded thereby, all as reasonably determined by the Agents in consultation with Holdings and Dollarama and (y) Liens required to be granted pursuant to this Section 6.12 shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction) and (z) the Agents may grant extensions of time for the execution of any Guaranty or the creation, pledge or perfection of security interest with respect to particular assets (including extensions beyond any date set forth in this Agreement or any Collateral Document) if it determines that execution, creation, pledge or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Section 6.13. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all applicable Environmental Permits necessary for its operations and properties; and, in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

Section 6.14. Further Assurances. Promptly upon reasonable request by any Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

Section 6.15. Interest Rate Hedging; Foreign Exchange Contracts. Enter into prior to ninety (90) days following the Closing Date, and maintain at all times thereafter until the second anniversary date of the Closing Date, protection against fluctuations in interest rates pursuant to, as of such time, one or more interest rate Swap Contracts with Persons reasonably acceptable to the Agents and providing coverage in a notional amount (a) until the issuance of the Subordinated Exchange Securities or Permitted Subordinated Indebtedness under Section 7.03(a)(i), equal to 50% of the aggregate amount of Indebtedness outstanding under the Term B Loans and (b) thereafter, at least equal to 50% (together with the amount of Long-Term Indebtedness of Holdings, Dollarama and its Restricted Subsidiaries on a consolidated basis that is bearing interest at a fixed rate) of the aggregate amount of all Long-Term Indebtedness of Holdings, Dollarama and its Restricted Subsidiaries on a consolidated basis. Enter into prior to ninety (90) days following the Closing Date and thereafter maintain in effect, Foreign Exchange Contracts with persons reasonably acceptable to the Agents to swap an amount in U.S. Dollars equal to at least 75% of the aggregate principal amount of the Term B Loans and (following issuance) the aggregate amount of any Permitted Subordinated Indebtedness (or any senior Indebtedness which refinances the Senior Subordinated Facility or the Subordinated Exchange Securities) for Canadian Dollars for a period of five (5) years following the Closing Date.

Section 6.16. Designation of Subsidiaries. The board of directors of Holdings may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Holdings and its Subsidiaries shall be in compliance, on a Pro Forma Basis for the most recently ended fiscal quarter for which a Compliance Certificate has been delivered to the Administrative Agent, with the covenants set forth in Section 7.11 (and, as a condition precedent to the effectiveness of any such designation, Dollarama shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing and (iv) no Unrestricted Subsidiary that is designated as a Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary at any time prior to twelve (12) months after being so designated as a Restricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings or Dollarama (as applicable) therein at the date of designation in an amount equal to the net book value of Holdings’ or Dollarama’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 6.17. Obtaining Ratings. To use commercially reasonable efforts to obtain a rating of the Facilities by each of S&P and Moody’s prior to the date that is forty five (45) days after the Closing Date.

Section 6.18. Payment of Taxes. Each of Holdings and Dollarama shall, and shall cause each Subsidiary of Dollarama to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of Holdings, Dollarama or the appropriate Subsidiary in conformity with Canadian GAAP.

Section 6.19. Canadian Employee Benefits Plans. Each of Holdings and Dollarama shall, and shall cause their respective Subsidiaries to, maintain and administer all Canadian Employee Benefits Plans such that the representations and warranties contained in Section 5.20 remain true and correct at all times.

Section 6.20. Ownership of Subco. Subco shall become a wholly owned Subsidiary of Dollarama (subject to the ownership of the general partnership interest of Dollarama GP Inc.) not later than forty five (45) days after the Closing Date.

ARTICLE 7

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Holdings and Dollarama shall not, nor shall they permit any of their Restricted Subsidiaries to, directly or indirectly:

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01(b) and any modifications, replacements, renewals, preservations or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03 and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with Canadian GAAP;

(d) Liens of landlords and statutory Liens of carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors, craftsmen, workmen, builders, suppliers of materials, architects, engineers or subcontractors of anyone thereof, or other like Liens arising in the ordinary course of business which (i) secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or (ii) which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, Dollarama or any of its Restricted Subsidiaries;

(f) deposits or pledges to secure the performance of bids, tenders, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bonds required in respect of judicial proceedings and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, servitudes, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and title defects affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Sections 7.03(b)(v) and 7.03(b)(vi); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (x) interfere in any material respect with the business of Dollarama or any of its material Restricted Subsidiaries or (y) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under the PPSA on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i), (m), (n) or (o) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens on property of any Restricted Subsidiary (provided that such Restricted Subsidiary is not required to be a Guarantor hereunder) that does not constitute Collateral which liens secure Indebtedness of such Restricted Subsidiary permitted under Section 7.03(b);

(o) Rights of a supplier of unpaid goods to have access to and repossess such goods under the Bankruptcy and Insolvency Act (Canada) and under provisions in the legislation of other jurisdictions;

(p) Liens in favor of Dollarama or a Restricted Subsidiary of Dollarama securing Indebtedness permitted under Section 7.03(b)(iv), which have been assigned to the Administrative Agent as security for the Obligations;

(q) Liens arising from PPSA financing statement filings regarding leases entered into by Dollarama or any of its Restricted Subsidiaries in the ordinary course of business;

(r) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(b)(v) or (to the extent it is the type of Indebtedness described in Section 7.03(b)(v)) permitted under Section 7.03(b)(viii) and (xv);

(s) Liens arising out of conditional sale, leasing, leases, title retention, consignment or similar arrangements for sale of goods entered into by Dollarama or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(t) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(u) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(v) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, Dollarama or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, Dollarama and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers or Holdings, Dollarama or any Restricted Subsidiary in the ordinary course of business;

(w) Liens solely on any cash earnest money deposits made by Holdings, Dollarama or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(x) Permitted Encumbrances;

(y) the rights reserved to or vested in any Person by the terms of any lease, sublease, license, sublicense, franchise, grant or permit held by a Borrower Party or by any statutory provision, to terminate any such lease, sublease, license, sublicense, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(z) the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown and any statutory exceptions to title;

(aa) restrictive covenants affecting the use to which real property may be put, provided that the covenants are complied with;

(bb) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business;

(cc) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(dd) other Liens securing Indebtedness at any time outstanding in an aggregate principal amount not to exceed CA$20,000,000;

(ee) in the case of Leased Real Property, (i) liens on the fee interest (or equivalent interest in the applicable jurisdiction) in the land and building held by the landlord under the applicable lease, (ii) rights of the landlord under the applicable lease, (iii) all superior, underlying and ground leases and all renewals, amendments, modifications, replacements, substitutions and extensions thereof; and

(ff) title defects or irregularities which are of minor nature and in the aggregate will not substantially impair the use of the property affected by any such title defect or irregularity for the purposes for which it is held by the Borrowers, Holdings or any of its Subsidiaries.

Section 7.02. Investments. Make any Investments, except:

(a) Investments by Dollarama or such Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of Holdings, Dollarama and its Restricted Subsidiaries (i) in an aggregate amount not to exceed CA$1,000,000 at any time outstanding, for business-related travel, entertainment, relocation and analogous ordinary business purposes, and (ii) in connection with such Person’s purchase of Equity Interests of a Parent or Holdings in an aggregate amount not to exceed CA$7,500,000 at any time outstanding (in each of clauses (i) and (ii), determined without regard to any write-downs or write-offs of such loans or advances);

(c) Investments (i) by Holdings, Dollarama or any of its Restricted Subsidiaries in any Loan Party (including any new Restricted Subsidiary which becomes a Loan Party), (ii) by any Restricted Subsidiary that is not a Loan Party in any other such Restricted Subsidiary that is also not a Loan Party and (iii) by Holdings or any other Loan Party (or further Investment of such amount by any direct or indirect recipient of the original Investment) in an aggregate amount at any time outstanding (for all such Investments under this clause (c)(iii)) not to exceed CA$10,000,000 (determined without regard to any write-downs or write-offs of such Investments) in any Restricted Subsidiary that is not a Loan Party and (iv) by Dollarama or any Restricted Subsidiary in any Subsidiary (A) subject to Dollarama having complied with its obligations pursuant to Section 2.05(b) (to the extent applicable), with any Specified Contribution Proceeds, (B) consisting of the contribution of Equity Interests of any other Subsidiary held directly by Dollarama or such Restricted Subsidiary in exchange for Indebtedness, Equity Interests or a combination thereof of the Subsidiary to which such contribution is made or (C) the exchange of Equity Interests in any Subsidiary for Indebtedness of such Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

(f) Investments existing or contemplated on the date hereof and set forth on Schedule 7.02(f) and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or the Equity Interests in a Person that, upon the consummation thereof, will be a wholly-owned Subsidiary of Dollarama that shall become a Guarantor in accordance with Section 6.12 (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(A) each applicable Loan Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the requirements of Section 6.12;

(B) (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, Holdings, Dollarama and its Restricted Subsidiaries shall be in Pro Forma Compliance with all of the covenants set forth in Section 7.11 (assuming for purposes of making such determination with respect to the covenant set forth in Section 7.11(a) that the applicable covenant level at the time such determination is made is at least 0.25 lower than the applicable covenant level for such period set forth in Section 7.11(a)), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the general partner or Chief Financial Officer, as applicable, of Dollarama demonstrating such compliance calculation in reasonable detail; and

(C) Dollarama shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Agents, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(j) Investments made in connection with the Transactions;

(k) Investments in the ordinary course of business consisting of (i) endorsements for collection of deposit and (ii) customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings in accordance with Section 7.06 (which loans and advances shall be treated as Restricted Payments for purposes of determining compliance with Section 7.06);

(n) so long as immediately after giving effect to any such Investment, no Default or Event of Default has occurred and is continuing, other Investments in an aggregate amount at any time outstanding (determined without regard to any write-downs or write-offs of such Investments) not to exceed the sum of (i) CA$30,000,000 and (ii) an amount equal to any repayments, interest, returns, profits, distribution, income and similar amounts actually theretofore received in cash in respect of any such Investment;

(o) so long as immediately after giving effect to any such Investment, no Default or Event of Default has occurred and is continuing, other Investments in an amount not to exceed the Cumulative Growth Amount immediately prior to the time of the making of such Investment;

(p) advances of payroll payments to employees or consultants in the ordinary course of business; and

(q) Guarantees by Dollarama or any Restricted Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

Section 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) in the case of Dollarama, Permitted Subordinated Indebtedness (i) to the extent such Permitted Subordinated Indebtedness is utilized to refinance Indebtedness set forth under Section 7.03(b)(ii)(B) below, (ii) to the extent such Permitted Subordinated Indebtedness is utilized within 90 days of the incurrence thereof to finance a Permitted Acquisition or (iii) incurred in connection with any substantially contemporaneous Permitted Refinancing of any of the foregoing Permitted Subordinated Indebtedness;

(b) in the case of Dollarama and its Restricted Subsidiaries:

(i) Indebtedness of Dollarama and of its Restricted Subsidiaries under the Loan Documents;

(ii) Indebtedness (A) outstanding on the date hereof and listed on Schedule 7.03(b) and (B) of Dollarama and the other Guarantors in respect of the Senior Subordinated Facility or the Subordinated Exchange Securities in an aggregate principal amount not in excess of CA$240,000,000 at any time outstanding and (C) any Permitted Refinancing thereof;

(iii) Guarantees of Dollarama and its Restricted Subsidiaries in respect of Indebtedness of Dollarama or such Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting a Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Subsidiary Guarantee and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv) Indebtedness of (A) any Loan Party owing to any other Loan Party, (B) any Restricted Subsidiary that is not a Loan Party owing to (1) any other Restricted Subsidiary that is not a Loan Party or (2) a Loan Party in respect of an Investment permitted under Section 7.02(c), Section 7.02(n) or Section 7.02(o), and (C) any Restricted Subsidiary that is not a Loan Party owing to Holdings, Dollarama or any Restricted Subsidiary in the case of this clause (iv)(C) in an aggregate principal amount that does not exceed CA$10,000,000 at any time outstanding; provided that all such Indebtedness of any Loan Party owing to any non-Loan Party must be expressly subordinated to its Obligations and shall be subject to a Lien in favor of the Administrative Agent as security for its Obligations;

(v) Capital Lease Obligations and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) to finance the purchase, repair, replacement, construction or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i) and incurred concurrently with or within two hundred and seventy (270) days of the purchase, repair or improvement of the property subject to the Liens thereunder, and any Permitted Refinancing thereof, provided, that the aggregate principal amount of such Indebtedness shall not exceed CA$20,000,000 at any time outstanding;

(vi) Indebtedness in respect of sale-leaseback transactions permitted under Section 7.05(f), provided that the aggregate principal amount outstanding of such Indebtedness shall not exceed CA$25,000,000 at any time outstanding;

(vii) Indebtedness in respect of Swap Contracts required by Section 6.15 or in respect of other Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(viii) Indebtedness of Dollarama and its Restricted Subsidiaries (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, in each case, so long as both immediately prior and after giving effect thereto, (x) no Default or Event of Default shall exist or result therefrom, and (y) Holdings, Dollarama and its Restricted Subsidiaries will be in Pro Forma Compliance for the fiscal quarter most recently ended with the covenants set forth in Section 7.11 after giving effect to such Permitted Acquisition and the incurrence or issuance of such Indebtedness and any Permitted Refinancing thereof;

(ix) Indebtedness representing deferred compensation to employees of Dollarama and its Restricted Subsidiaries incurred in the ordinary course of business;

(x) Indebtedness consisting of promissory notes issued by any Loan Party or any of their Restricted Subsidiaries to current or former officers, directors, employees or consultants, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of a Parent or Holdings, in each case to the extent permitted by Section 7.06;

(xi) Indebtedness incurred by Dollarama or its Restricted Subsidiaries in a Permitted Acquisition or Disposition under agreements providing for indemnification, the adjustment of the purchase price or similar adjustments;

(xii) Indebtedness consisting of obligations of Dollarama or its Restricted Subsidiaries under deferred employee compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions;

(xiii) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(xiv) Indebtedness in an aggregate principal amount not to exceed CA$50,000,000 at any time outstanding; provided that, not more than CA$20,000,000 in aggregate principal amount of Indebtedness of Dollarama or any Restricted Subsidiary incurred under this clause (b)(xiv) may be secured;

(xv) Indebtedness consisting of (x) the financing of insurance premiums or (y) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xvi) Indebtedness incurred by Dollarama or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(xvii) obligations in respect of performance and surety bonds and performance and completion guarantees provided by Dollarama or any of its Restricted Subsidiaries or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice; and

(xviii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xvii) above.

(c) in the case of Holdings:

(i) Indebtedness under the Loan Documents;

(ii) Indebtedness permitted pursuant to Sections 7.03(b)(ii)(B), (iv) and (xii);

(iii) unsecured Indebtedness of Holdings (“Permitted Holdco Debt”) that (A) is not subject to any Guarantee by Dollarama or any Restricted Subsidiary, (B) will not mature prior to the date that is ninety-one (91) days after the Maturity Date of the Term B Loans, (C) has no scheduled amortization or payments of principal, (D) does not permit any payments in cash of interest or other amounts in respect of the principal thereof for at least five (5) years from the date of the issuance or incurrence thereof, (E) has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive than those set forth in the Senior Subordinated Notes Indenture taken as a whole (other than provisions customary for senior discount notes of a holding company), and (F) contains provisions with respect to paid-in-kind interest which are reasonably satisfactory to the Agents; and

(iv) Indebtedness owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent.

Section 7.04. Fundamental Changes. Amalgamate, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may, directly or indirectly, amalgamate with, be disolved or liquidated into Dollarama; provided, that the resulting entity shall be organized under the laws of Canada or any province thereof or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, (A) if applicable, a Loan Party shall be the continuing or surviving Person or (B) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02(c);

(b) (i) any Subsidiary that is not a Loan Party may amalgamate, merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary (other than Dollarama) may,

directly or indirectly, liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and its Subsidiaries and if not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Dollarama or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor or Dollarama, then (i) the transferee must be either Dollarama or a Guarantor or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03;

(d) so long as no Default or Event of Default exists or would result therefrom, any Restricted Subsidiary may, directly or indirectly, amalgamate or merge with, or be dissolved or liquidated into any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that (i) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.12 or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02;

(e) Holdings, Dollarama and its Restricted Subsidiaries may consummate the Transactions; and

(f) so long as no Default or Event of Default exists or would result therefrom, an amalgamation, merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected.

Section 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of Dollarama and its Restricted Subsidiaries;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the repurchase price of such replacement property, and Permitted Asset Swaps;

(d) Dispositions of property by any Restricted Subsidiary to Dollarama or to a Restricted Subsidiary; provided that if the transferor of such property is a Guarantor or Dollarama, (i) the transferee thereof must be either Dollarama or a Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) Dispositions permitted by Sections 7.04 and 7.06 and Liens permitted by Section 7.01;

(f) Dispositions by Dollarama and its Restricted Subsidiaries of property pursuant to sale-leaseback transactions; provided that (i) the fair market value of all property so Disposed of shall not exceed CA$25,000,000 from and after the Closing Date and (ii) the purchase price for such property shall be paid to Dollarama or such Restricted Subsidiary for not less than 75% cash and Cash Equivalent consideration;

(g) Dispositions of Cash Equivalents;

(h) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(i) leases, subleases, licenses or sublicenses of property in the ordinary course of business which do not materially interfere with the business of Holdings, Dollarama and its Restricted Subsidiaries;

(j) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(k) Dispositions of property by Dollarama and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (k) shall not exceed CA$20,000,000 and (iii) the purchase price for such property shall be paid to Dollarama or such Restricted Subsidiary for not less than 75% cash or Cash Equivalent consideration (provided further that (x) such 75% cash or Cash Equivalent consideration requirement shall not apply to the aggregate amount of non-cash consideration received in connection with Dispositions pursuant to this clause (k) to the extent not exceeding CA$7,500,000 and (y) to the extent any debt obligations or other securities received in connection with any Disposition pursuant to this clause (k) are actually converted into cash within six months following the receipt thereof by Dollarama or any of its Restricted Subsidiaries, such debt obligations or other securities shall be treated as cash for purposes of such 75% cash consideration requirement);

(l) Dispositions of Investments in joint ventures, to the extent required by, or made pursuant to buy/sell arrangements between, the joint venture parties set forth in, joint venture arrangements and similar binding arrangements in effect on the Closing Date; and

(m) Dollarama and its Restricted Subsidiaries may close or otherwise cease to operate stores and remove fixtures and personalty therefrom upon the expiration or other termination of the applicable lease if the board of directors of Dollarama or such Restricted Subsidiary, as the case may be, determines in good faith that the maintenance and continued operation thereof is no longer desirable in the conduct of the business of Dollarama or such Restricted Subsidiary, as the case may be;

(n) Dispositions in connection with the Transactions;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(d), (e), (j) and (n)), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than Holdings, Dollarama or any of its Restricted Subsidiaries, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to Dollarama and to Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to Dollarama and any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests);

(b) Holdings, Dollarama and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Equity Interests of such Person;

(c) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Holdings may make Restricted Payments with the Net Cash Proceeds of any Permitted Equity/Debt Issuance by Holdings to the extent such Net Cash Proceeds do not constitute Designated Equity Proceeds;

(d) Dollarama and Holdings may make Restricted Payments made on the Closing Date to consummate the Acquisition and the other Transactions;

(e) to the extent constituting Restricted Payments, Dollarama and its Restricted Subsidiaries may enter into transactions expressly permitted by Section 7.04 or 7.08;

(f) repurchases of Equity Interests of Holdings deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants shall be permitted;

(g) Holdings may pay (or make Restricted Payments to allow Parent to pay) for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of Holdings or Parent held by any future, present or former employee, director or consultant of Holdings, Parent or any of their Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate amount of Restricted Payments made under this clause (g) does not exceed in any calendar year CA$7,500,000 (with unused amounts in any calendar year being permitted to be carried over to the two (2) succeeding calendar years); and provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) to members of management, directors or consultants of Parent or of its Subsidiaries that occurs after the Closing Date plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of Parent or any of its Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Equity Interests of Parent or Holdings pursuant to a deferred compensation plan plus (C) the cash proceeds of key man life insurance policies received by Holdings, Dollarama or its Restricted Subsidiaries after the Closing Date (provided that Holdings may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (g);

(h) Dollarama and its Restricted Subsidiaries may make Restricted Payments to Holdings (and Holdings may make Restricted Payments as contemplated in subclauses (i) through (vi) below):

(i) the proceeds of which will be used by Holdings to pay (or make Restricted Payments so that a Parent, Dollarama Holdings GP Inc. or Dollarama Group GP Inc., may pay) the tax installments and the tax liability (including capital taxes) for each relevant jurisdiction in respect of returns for the relevant jurisdiction of a Parent or Holdings, to the extent reasonably attributable to Holdings, Dollarama and its Restricted Subsidiaries;

(ii) the proceeds of which shall be used by Holdings to pay (or make Restricted Payments so that a Parent may pay) a Parent’s and Holding’s operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses for services provided by third parties and insurance premiums for directors and officers liability insurance covering directors and officers of Parent or Holdings), which are reasonable and incurred in the ordinary course of business, in an aggregate amount not to exceed CA$3,000,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of Parent or Holdings attributable to the ownership or operations of Dollarama and its Restricted Subsidiaries;

(iii) the proceeds of which shall be used by Holdings to pay (or make Restricted Payments so that a Parent may pay) reasonable (as to amount and the allocation thereof to Holdings and its Subsidiaries) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(iv) the proceeds of which will be used by Holdings to make Restricted Payments permitted by clause (g); and

(v) the proceeds of which shall be used by Holdings to pay (or make Restricted Payments so that a Parent may pay) fees and expenses (other than to Affiliates) in an aggregate amount not to exceed CA$2,500,000, related to any unsuccessful equity or debt offering permitted by this Agreement;

(i) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Dollarama may make additional Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments, in an aggregate amount not to exceed CA$10,000,000;

(j) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Dollarama may make additional Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments, in an amount not to exceed the Cumulative Growth Amount immediately prior to the time of the making of such Restricted Payment;

(k) (i) Dollarama may make Restricted Payments to Holdings, and Holdings may make Restricted Payments to Canadian Holdco to the extent necessary to make scheduled quarterly cash payments in an amount not to exceed the Canadian Holdco Restricted Payment Tax Gross Up, and (ii) so long as no Event of Default pursuant to Sections 8.01(a) or (f) or an Event of Default arising as a result of a failure to invest the Investment Amount (as defined below) in accordance herewith shall have occurred and be continuing or would result therefrom, Dollarama may make Restricted Payments to Holdings, and Holdings may make Restricted Payments to Canadian Holdco to the extent necessary to make scheduled quarterly cash payments in an amount equal to the Canadian Holdco Restricted Payment Interest as required pursuant to the terms of the Canadian Holdco Restricted Payment Debt; provided, that (A) immediately upon receipt of such amount (or, in any event no later than on the Business Day immediately following the day of such receipt), Dollarama shall ensure that each holder of the Canadian Holdco Debt or an Affiliate thereof shall invest 100% of such amount (or less than 100% to the extent that a portion of such Canadian Holdco Restricted Payment Interest is permitted to be made (and is made) as a Restricted Payment pursuant to the other provisions of this Section 7.06) (such amount, the “Investment Amount”) in Canadian Holdco Debt or Equity Interests of Canadian Holdco, which shall immediately be invested by Canadian Holdco in common units of Equity Interests (as additional units or as an increased basis in existing units) of Holdings, and by Holdings in common units of Equity Interests (as additional units or as an increased basis in existing units) of Dollarama, and (B) no such amount shall be paid to Canadian Holdco, or to any such holder, at any time when Canadian Holdco or such holder, as applicable, is subject to a proceeding or event of the type set forth in Section 8.01(f); and

(l) Holdings may make additional Restricted Payments from the proceeds of Permitted Holdco Debt.

Section 7.07. Change in Nature of Business. Engage in any material line of business substantially different from the Business or any business reasonably related, incidental or ancillary thereto.

Section 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Dollarama, whether or not in the ordinary course of business, other than (a) transactions among Holdings and the Borrower Parties, (b) on fair and reasonable terms substantially as favorable to Dollarama or such Restricted Subsidiary as would be obtainable by Dollarama or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees and expenses in connection with the consummation of the Transactions, (d) so long as no Event of Default shall have occurred and be continuing under Section 8.01(f), any payments of management, consulting, monitoring and advisory fees to the sponsors (plus any unpaid management and monitoring fees within such amount accrued in any prior year) and Sponsor Termination Fees (if any) and related indemnities and reasonable out-of-pocket expenses attributable to the ownership or operations of a Parent, Holdings or Dollarama and its Restricted Subsidiaries, and in each case pursuant to the Sponsor Management Agreement as in effect on the Closing Date and as amended as permitted under Section 7.15, (e) equity issuances, repurchases, retirement or other acquisition of Equity Interests by Canadian Holdco, Holdings or Dollarama permitted under Section 7.06, (f) loans and other transactions by Canadian Holdco, Holdings, Dollarama and their respective Restricted Subsidiaries to the extent permitted under this Article 7, (g) employment and severance arrangements between Canadian Holdco, Holdings, Dollarama and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (h) the payment of customary fees and reasonable out-of-pocket cost to, and indemnities provided on behalf of, directors, officers, employees and consultants of Canadian Holdco, Holdings, Dollarama and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Dollarama and its Restricted Subsidiaries, as determined in good faith by the board of directors of Dollarama or senior management thereof, (i) transactions pursuant to the Transaction Documents and other permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (j) dividends, distributions, redemptions and repurchases permitted under Section 7.06, and (k) payments by Holdings, Dollarama and any Restricted Subsidiaries to the Sponsors made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (A) pursuant to the Sponsor Management Agreement as in effect on the Closing Date and as amended as permitted under Section 7.15 or (B) approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Dollarama, in each case in good faith.

Section 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of Dollarama to make Restricted Payments to Dollarama or any Guarantor or to otherwise transfer property to or invest in Dollarama or any Guarantor, or (b) Dollarama or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the

Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligations which (i) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of Dollarama, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary of Dollarama, (iii) represent Indebtedness of a Restricted Subsidiary of Dollarama which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing), (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(b)(v) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business and (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

Section 7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

Section 7.11. Financial Covenants. (a) Leverage Ratio. Permit the Consolidated Adjusted Leverage Ratio as of the end of any fiscal quarter of Dollarama (beginning with the fiscal quarter ending July 31, 2005) set forth below to be greater than the ratio set forth below with respect to such period:

Fiscal Year	April 30	July 31	October 30	January 31
2006	—	7.50:1	7.25:1	7.00:1
2007	7.00:1	6.75:1	6.50:1	6.25:1
2008	6.25:1	6.00:1	5.75:1	5.50:1
2009	5.50:1	5.25:1	5.25:1	5.00:1
2010	5.00:1	4.75:1	4.75:1	4.50:1
2011	4.50:1	4.50:1	4.50:1	4.50:1
2012	4.50:1	4.50:1	4.50:1	4.50:1

(b) Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Dollarama (beginning with the fiscal quarter ending July 31, 2005) set forth below to be less than the ratio set forth below with respect to such fiscal quarter:

Fiscal Year	April 30	July 31	October 30	January 31
2006	—	1.85:1	1.85:1	1.85:1
2007	1.85:1	2.00:1	2.00:1	2.00:1
2008	2.00:1	2.25:1	2.25:1	2.25:1
2009	2.25:1	2.50:1	2.50:1	2.50:1
2010	2.50:1	2.50:1	2.50:1	2.50:1
2011	2.50:1	2.50:1	2.50:1	2.50:1
2012	2.50:1	2.50:1	2.50:1	2.50:1

Section 7.12. Amendments of Organization Documents. Amend, modify or waive any of its Organization Documents after consummation of the Transactions in a manner materially adverse to the Administrative Agent or the Lenders.

Section 7.13. Accounting Changes. Make any change in fiscal year.

Section 7.14. Prepayments, Etc. of Indebtedness. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest, any mandatory payment of applicable high yield discount shall be permitted) the Senior Subordinated Facility, the Subordinated Exchange Securities (if any), any Permitted Subordinated Indebtedness or any other subordinated Indebtedness of Holdings or the Borrower Parties (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (x) for an aggregate purchase price not in excess of the Cumulative Growth Amount immediately prior to the time of such prepayment, redemption or repurchase or (y) the refinancing thereof with the Net Cash Proceeds of any Permitted Subordinated Indebtedness, (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests), (iii) the refinancing of Indebtedness outstanding pursuant to the Senior Subordinated Facility or the Subordinated Exchange Securities pursuant to a Permitted Refinancing thererof (including pursuant to a high yield note offering) or (b) amend, modify or change in any manner materially adverse to the interests of the Administrative Agent or the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent.

Section 7.15. Amendment of Transaction Documents. Amend, modify or supplement any of the Transaction Documents or waive or otherwise consent to any change or departure from any of the terms or conditions of the Transaction Documents in any manner materially adverse to the interests of the Lenders without the consent of the Administrative Agent; provided, that, no consent by the Administrative Agent shall be required pursuant to Section 7.15 for any amendment or side letter in connection with the terms of the Sponsor Management Agreement to permit the payment of Sponsor Termination Fees (not to exceed C$7,500,000 in the aggregate).

Section 7.16. Equity Interests of Dollarama. Create, incur, assume or suffer to exist any Lien on any Equity Interests of Dollarama (other than as required under the Loan Documents and nonconsensual Liens arising solely by operation of law to the extent permitted under Section 7.01).

Section 7.17. Holding Company. In the case of Holdings, (i) conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Equity Interests of Dollarama and Dollarama Group GP Inc., the performance of the Loan Documents, the Purchase Agreement and the other agreements contemplated by the Purchase Agreement and any transactions that Holdings is permitted to enter into or consummate under this Article 7 or (ii) incur any Indebtedness other than Indebtedness permitted pursuant to Section 7.03(c).

Section 7.18. Change of Control in Other Instruments. Enter into or permit to exist any agreement or other instrument governing any Junior Financing which includes any “Change of Control” (or any comparable term) giving rights to the holders of Indebtedness thereunder under circumstances which do not result in a Change of Control as defined herein.

Section 7.19. Designated Senior Debt. Designate any other Indebtedness (other than under this Agreement and the other Loan Documents) of Dollarama or its Restricted Subsidiaries as “Senior Indebtedness”, “Senior Secured Financing” or “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

Section 7.20. Capital Expenditures. (a) Make any Capital Expenditure except for Capital Expenditures not exceeding, in the aggregate for Dollarama and their respective Restricted Subsidiaries (i) during the period from the Closing Date through January 31, 2005 the amount of CA$5,000,000 and (ii) thereafter, during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2006	CA$	20,000,000
2007	CA$	25,000,000
2008	CA$	20,000,000
2009	CA$	17,500,000
2010	CA$	17,500,000
2011	CA$	17,500,000
2012	CA$	17,500,000

(b) Notwithstanding anything to the contrary contained in clause (a) above, (i) to the extent that the aggregate amount of Capital Expenditures made by Dollarama and its Restricted Subsidiaries in any fiscal year pursuant to Section 7.20(a) is less than the amount set forth in such fiscal year, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the next succeeding fiscal year (with the amount of Capital Expenditures made in such succeeding fiscal year being applied first to the Rollover Amount) and (ii) the amount of Capital Expenditures that would otherwise be permitted in any such fiscal year pursuant to this Section 7.20 (including as a result of the application of subclause (i) of this clause (b)) may be increased by an amount not to exceed CA$5,000,000 (“CapEx Pull-Forward Amount”). The actual CapEx Pull-Forward Amount in respect of any such fiscal year shall reduce, on a dollar-for-dollar basis, the amount of Capital Expenditures permitted to be made in the immediately succeeding fiscal year.

ARTICLE 8

Events Of Default and Remedies

Section 8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Dollarama or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Borrowing, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Dollarama fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to Holdings and Dollarama)

or 6.11 or Article 7; provided that any Event of Default under Section 7.11 is subject to cure to the extent permitted by the last proviso set forth in the definition of “Consolidated EBITDA”; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by any Agent to Dollarama; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Dollarama or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness beyond any applicable cure period, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage), which final judgments remain unpaid, undischarged and unstayed for a period of 60 days after such judgment becomes final; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to, or shall be asserted by Dollarama or any other Loan Party not to, create a valid, perfected and opposable first priority lien on and security interest or hypothec in the Collateral covered thereby, subject to Liens permitted under Section 7.01 except to the extent that any such loss of perfection, opposability or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities or debt pledged under the Collateral Agreements or to file all required filings at the appropriate lien registry, statements and except, as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer; or

(l) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness”, “Senior Secured Financing” or “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Dollarama;

(c) require that Dollarama Cash Collateralize its L/C Obligations (in an amount equal to 105% of the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Dollarama under any Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Dollarama to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Subsidiary or group of Subsidiaries affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of Dollarama, in the case of all such Subsidiaries, have assets with an aggregate value in excess of 5% of the Consolidated Assets of Dollarama and its Subsidiaries or did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues in the aggregate exceeding 5% of the Consolidated Revenues of Dollarama and its Subsidiaries (it being agreed that each Subsidiary affected by any event or circumstance referred to in any such clause shall be considered to be a separately consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied).

Section 8.04. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3, but not including principal of or interest on any Loan) payable to any Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Agents and Lenders (including Attorney Costs payable under Section 10.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, the termination value under Secured Hedge Agreements and, to the extent remaining unpaid after application pursuant to clause Third above, the Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Agents and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Dollarama or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to Dollarama.

ARTICLE 9

Administrative Agent and Other Agents

Section 9.01. Appointment and Authorization of Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Syndication Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such respective powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent and the Syndication Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article 9 and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 (including, without limitation, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(d) With respect to any action by the Administrative Agent to enforce the rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Note to the Administrative Agent to the extent necessary to enforce the rights and remedies of the Administrative Agent for the benefit of the Lenders under the Mortgages in accordance with the provisions hereof and thereof.

Section 9.02. Delegation of Duties. Each Agent may execute any of its respective duties under this Agreement or any other Loan Document (including, in the case of the Administrative Agent, for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact including for the purpose of any Borrowings or payments, such sub-agents as shall be deemed necessary by each Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection, opposability or priority of any Lien or security interest or hypothec created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04. Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05. Notice of Default. The Agents shall be deemed not to have knowledge or notice of the occurrence of any Default, except, in the case of the Administrative Agent, with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or Dollarama referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Dollarama and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Dollarama and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct; provided that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of Dollarama. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08. Agents in their Individual Capacities. Each Agent and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though such Agent were not an Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, each Agent or its respective Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its Loans, RBC shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include RBC in its individual capacity.

Section 9.09. Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by Dollarama at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of Dollarama shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Dollarama, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative

Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection or opposability of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Dollarama) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11. Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent:

(a) to release any Lien on any property (including leased property) granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit, (ii) that is transferred (or for which the lease is terminated) or to be transferred (or for which the lease is to be terminated) as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, Dollarama or any of its Subsidiaries that are Restricted Subsidiaries, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, or (iv) owned by a Guarantor upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Junior Financing.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will, at Dollarama’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment, security interest and hypothec granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agent”, “agent,” “joint lead arranger” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such, except, in the case of the Syndication Agent, to the extent expressly provided herein. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13. Appointment of Supplemental Administrative Agents. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 9 and Section 9.07 (obligating Dollarama to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from Dollarama, Holdings or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Dollarama or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.14. Posting of Approved Electronic Communications. Each of the Lenders, Holdings and Dollarama agree, and Holdings shall cause each other Loan Party to agree, that any Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by any Agent to be their electronic transmission system (the “Approved Electronic Platform”). Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by any Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and Holdings and Dollarama acknowledge and agree, and the Holdings shall cause each other Loan Party to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, and Holdings and Dollarama hereby approve, and Holdings shall cause each other Loan party to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and Holdings shall cause each other Loan Party to understand and assume, the risks of such distribution. The Approved Electronic Communications and the Approved Electronic Platform are provided “as is” and “as available”. None of the Agents or any of their respective Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications and the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications and the Approved Electronic Platform. No Warranty of any kind, express, implied or statutory (including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects) is made by the agent affiliates in connection with the approved electronic communications or the approved electronic platform. Each of the Lenders, Holdings and Dollarama agree, and Holdings shall cause each other Loan Party to agree, that each Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with such Agent’s generally-applicable document retention procedures and policies.

Section 9.15. Quebec Security. (a) Without limiting the powers of the Administrative Agent, or any other Person acting as an agent or mandatary for such agents hereunder or under any of the other Loan Documents, each Borrower hereby acknowledges that, for purposes of holding any security granted by any Loan Party on property pursuant to the Laws of the Province of Quebec to secure obligations of such Borrower or any other Loan Party under any bond issued by such Borrower or any other Loan Party (as same may be amended, extended, renewed or replaced from time to time, the “Bonds”), the Administrative Agent, acting as the “collateral agent” under the Loan Documents pursuant to Section 9.01(c), shall be the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Secured Parties and holders of the Bonds. The Administrative Agent, as the initial holders of the Bonds, and each Lender, for itself and on behalf of any of its Affiliates (i) to whom Cash Management Obligations are owed, or (ii) that are Hedge Banks and each other Secured Party, hereby (a) irrevocably constitutes, and ratifies the appointment of, to the extent necessary, the Administrative Agent, acting as the “collateral agent” under the Loan Documents pursuant to Section 9.01(c), as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by any Borrower or any other Loan Party on property pursuant to the Laws of the Province of Quebec to secure obligations of the Borrowers or any other Loan Party under the Bonds; and (ii) appoints and agrees that the Administrative Agent, in such capacity, may act as the bondholder and mandatary with respect to the Bonds that may be issued and pledged from time to time for the benefit of the Secured Parties. The Administrative Agent agrees to act as such.

The constitution of the Administrative Agent, acting as collateral agent, as the holder of such irrevocable power of attorney (fondé de pouvoir) and the Administrative Agent as bondholder and mandatary with respect to any bond that may be issued and pledged from time to time for the benefit of the Secured Parties shall be deemed to have been ratified and confirmed as follows:

(i) by any assignee of a Lender, by the execution of an Assignment and Assumption;

(ii) by any Affiliate of a Lender to which Cash Management Obligations are owed, by the provision of services with respect thereto;

(iii) by any Affiliate of a Lender that is a Hedge Bank, by its execution of the relevant Secured Hedge Agreement; and

(iv) by any Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c), by its acceptance of such appointment.

Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), the Administrative Agent, in such capacity or as collateral agent, may purchase, acquire and be the holder of any Bond (i.e. the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by the Borrowers or any Loan Party). Each Borrower and each Loan

Party hereby acknowledge that any such Bond shall constitute a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

The Administrative Agent, as collateral agent, herein appointed as fondé de pouvoir (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 (including, without limitation, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the fondé de pouvoir under the Loan Documents) as if set forth in full herein with respect thereto.

To the extent that any Loan Party has already granted to the Administrative Agent hypothecs and security on property pursuant to the Laws of the Province of Quebec in order to secure obligations of such Loan Party under any bond, debenture or similar title of indebtedness issued by such Loan Party, each Borrower, the Administrative Agent, as the initial holder of such bond, debenture or other title of Indebtedness, and each Lender, for itself and on behalf of any of its Affiliates (i) to whom Cash Management Obligations are owed, or (ii) that are Hedge Banks and each other Secured Party, hereby ratify and confirm to the extent necessary the appointment of the Administrative Agent as the holder of the irrevocable power of attorney (fonde de pouvoir within the meaning of Article 2692 of the Civil Code of Quebec) under such hypothecs and security.

ARTICLE 10

Miscellaneous

Section 10.01. Amendments, Etc. Except as otherwise expressly provided for in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Dollarama or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Dollarama or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby;

(b) postpone any date scheduled for any payment of principal or interest under Section 2.06 or 2.07 without the written consent of each Lender directly affected thereby, it being understood that the waiver of any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) forgive or reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Consolidated Adjusted Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Dollarama to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders” or Section 2.04(a), 2.04(b), 2.05(c) or any other Section in a manner that would alter the pro rata sharing of payments required hereunder without the written consent of each Lender;

(e) other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(f) other than in connection with a transaction permitted under Section 7.04 or 7.05, release any material Guarantor from its obligations under the applicable Guaranty, without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by each Agent, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Agents under this Agreement or any other Loan Document; and (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and Dollarama (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, Dollarama and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in Section 10.01, in the event that Dollarama requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Super Majority Lenders (as hereinafter defined), then with the consent of Dollarama and the Super Majority Lenders, Dollarama and the Super Majority Lenders shall be permitted to amend the Agreement without the consent of the Lender or Lenders that did not agree to the modification or amendment requested by Dollarama (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (w) the termination of the Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee and shall consent to the requested modification or amendment), or an increase in the Commitment of one or more of the Super Majority Lenders (with the written consent thereof), so that the total Commitment after giving effect to such amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment (provided that in the case of such an assignment to an Eligible Assignee, such assignee or the Borrowers shall pay the processing and recordation fee referred to in Section 10.07(b)), (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Super Majority Lender or Lenders, as the case may be, as may be necessary to repay in full, at par, the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (w), (x) and (y). As used herein, the term “Super Majority Lenders” shall mean, as of any date of determination, Lenders having more than 66 2/3% of the sum of the (a) Total Outstandings (with the aggregate principal amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Super Majority Lenders.

Section 10.02. Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 10.02(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Dollarama, any Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Dollarama, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuer, and the Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. Each Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Agents may be recorded by such Agent, as applicable, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04. Attorney Costs, Expenses and Taxes. Dollarama agrees (a) to pay or reimburse each Agent for all reasonable costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Weil, Gotshal & Manges LLP and Blake, Cassels & Graydon LLP, and (b) to pay or reimburse each Agent and each Lender for all reasonable costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any workout, restructuring or negotiations in respect thereof, as well as any legal proceeding, including any proceeding under any Debtor Relief Law, including all Attorney Costs of counsel to any

Agent). The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid promptly. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by any Agent or any Lender, in its sole discretion.

Section 10.05. Indemnification by Dollarama. Dollarama shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, advisors, trustees and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs (which shall be limited to one (1) counsel to the Agents and the Lenders (exclusive of local counsel), unless (x) the interests of the Agents and the Lenders are sufficiently divergent, in which case one (1) additional counsel may be appointed and (y) if the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, one (1) additional counsel for such Lender or group of Lenders in the case of clause (a) below)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or, if applicable, formerly owned or operated by Dollarama, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to Dollarama, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid promptly; provided that any Indemnitee shall promptly refund amounts paid to such Indemnitee pursuant to this Section 10.05 to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this

Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06. Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

Section 10.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor Dollarama may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than CA$5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or CA$1,000,000, in the case of any assignment in respect of any Term Loans; (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (but subject to clause (iv) below), each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing and except for assignments in connection with the primary syndication of the Facilities, Dollarama consents to such assignment (each such consent not to be unreasonably withheld or delayed); (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (iii) shall not (x) apply to rights in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis; (iv) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Revolving Credit Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), each such approval not to be unreasonably withheld or delayed; (v) the parties (other than Dollarama unless its consent to such assignment is required hereunder) to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of CA$3,500 (which fee Dollarama shall have no obligation to pay other than as provided for in Section 10.01), provided that only a single processing and recordation fee shall be payable in respect of multiple contemporaneous assignments to Approved Funds with respect to any Lender; and (vi) the assigning Lender shall deliver any Notes evidencing such Loans to Dollarama or the Administrative Agent. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d). An assignee of a Lender shall not be entitled to receive any greater payment under Section 3.01 than the assignor Lender would have been entitled to receive in respect of the Loan assigned.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Dollarama, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a

Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b), but shall not be entitled to recover greater amounts under such Sections than the selling Lender would be entitled to recover. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Dollarama’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01, and the sale of participation to a Participant by a Lender shall not be deemed effective, unless Dollarama is notified of the participation sold to such Participant.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Dollarama (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Dollarama and the Administrative Agent and with the payment of a processing fee of CA$3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may, without the consent of or notice to the Administrative Agent or Dollarama, create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) Notwithstanding anything to the contrary contained herein, RBC may, upon thirty (30) days’ notice to Dollarama and the Lenders, resign as L/C Issuer and/or Swing Line Lender; provided that on or prior to the expiration of such 30-day period with respect to RBC’s resignation as L/C Issuer (if at the time there is not another L/C Issuer hereunder), RBC shall have identified a successor L/C Issuer reasonably acceptable to Dollarama willing to accept its appointment as successor L/C Issuer. In the event of any such resignation as L/C Issuer or Swing Line Lender, Dollarama shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by Dollarama to appoint any such successor shall affect the resignation of RBC as L/C Issuer or Swing Line Lender, as the case may be, except as expressly provided above. If RBC resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If RBC resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c)).

(j) No provision hereof shall be construed so as to permit any Lender, participant, Eligible Assignee or SPC under the Term A Facility or the Revolving Credit Facility to be a Foreign Lender except with the consent of Dollarama and the Agents.

Section 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to it and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to Dollarama), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of Dollarama; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder or (k) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.08). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same reasonable degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to Dollarama or any other Loan Party, any such notice being waived by Dollarama (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify Dollarama and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have.

Section 10.10. Interest Rate Limitation. In any Loan Document but subject to the provisions of Section 2.10, as applicable, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with its terms.

Section 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15. Status of Certain Lenders. Each Revolving Credit Lender, L/C Issuer, Swing Line Lender and Term A Lender hereby severally represents and warrants to the Loan Parties that it is not, and covenants that at all relevant times (except with the consent of Dollarama and the Agents) it will not (except by reason of a change of Law following the Closing Date) be a Foreign Lender. Any Person who becomes a Revolving Credit Lender, L/C Issuer, Swing Line Lender or Term A Lender or a participant in any such Person’s extension of credit after the date of this Agreement shall and shall be deemed severally to make the representations, warranty and covenant set out in this Section at the time such Person becomes a Revolving Credit Lender, L/C Issuer, Swing Line Lender or Term A Lender or a participant in any such Person’s extension of credit. Any Revolving Credit Lender, L/C Issuer, Swing Line Lender, Term A Lender or other Person which breaches the representation, warranty and covenant made or deemed made by it in this Section 10.15 shall not be entitled to the benefit of the provisions of Section 3.01.

Section 10.16. Governing Law (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY STATED THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THOSE COURTS. THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING

OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 10.17. Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and Holdings and the Administrative Agent shall have been notified by each Lender, the Swing Line Lender and the L/C Issuer that each such Lender, Swing Line Lender and the L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, each Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.19. Service of Process; Judgment Currency. (a) Holdings and each Borrower, on their own behalf and on behalf of the other Loan Parties from time to time, hereby irrevocably designates, appoints and empowers Corporation Service Company (located at 1133 Avenue of the Americas, Suite 3100, New York, New York 10036) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the applicable Loan Party in care of the Process Agent at the Process Agent’s above address, and each Borrower and Holdings hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf or on behalf of any Loan Party. As an alternative method of service, each Borrower and Holdings irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or the such Borrower, Holdings or any other Loan Party at Dollarama’s address specified in Section 10.02 (Administrative Agent’s Office; Certain Addresses for Notices). Each Borrower and Holdings agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, Dollarama agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 10.20. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including, without limitation, the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.21. USA PATRIOT Act. Each U.S. Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

Section 10.22. Routine Electronic Communications. Dollarama hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Routine Communications”), by transmitting the Routine Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, Dollarama agrees to continue to provide the Routine Communications to the Administrative Agent in any other manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

Dollarama further agrees that the Administrative Agent may make the Routine Communications available to the Lenders by posting the Routine Communications on Intralinks or substantially similar electronic transmission systems (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY AGENT-RELATED PERSON HAVE ANY LIABILITY TO THE COMPANY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE COMPANY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT-RELATED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Routine Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Routine Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Routine Communications have been posted to the Platform shall constitute effective delivery of the Routine Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notices may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DOLLARAMA GROUP L.P.,
herein acting and represented by:
DOLLARAMA GROUP GP INC.,
its general partner,
as Borrower

By:	/s/ Nicholas Nomicos
Name:	Nicholas Nomicos
Title:	Senior Vice President, Interim Chief Financial Officer and Secretary

DOLLARAMA HOLDINGS L.P.,
herein acting and represented by:
DOLLARAMA HOLDINGS GP INC.,
its general partner,
as Holdings

By:	/s/ Nicholas Nomicos
Name:	Nicholas Nomicos
Title:	Senior Vice President, Interim Chief Financial Officer and Secretary

ARIS IMPORT INC.,
as Borrower

By:	/s/ Nicholas Nomicos
Name:	Nicholas Nomicos
Title:	Senior Vice President, Interim Chief Financial Officer and Secretary

ROYAL BANK OF CANADA,
as Administrative Agent

By:	/s/ Gail Watkin
Name:	Gail Watkin
Title:	Manager Agency

ROYAL BANK OF CANADA,
as Administrative Agent, lender and L/C Isuuer

By:	/s/ Vincent Joli-Coeur
Name:	Vincent Joli-Coeur
Title:	Authorized Signatory

CITIBANK CANADA,
as Syndication Agent and lender

By:	/s/ J. Hastings
Name:	J. Hastings
Title:	Managing Director

THE BANK OF NOVA SCOTIA,
as Co-Documetation Agent, Lender and L/C Issuer

By:	/s/ Philip Adsetts
Name:	Philip Adsetts
Title:	Managing Director

CITICORP NORTH AMERICA, INC.,
as Lender

By:	/s/ Stephen R. Sellhausen
Name:	Stephen R. Sellhausen
Title:	Vice President

JPMORGAN CHASE BANK, N.A. TORONTO BRANCH,
as Lender

By:	/s/ Drew McDonald
Name:	Drew McDonald
Title:	Vice President